Exhibit 2.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

by and between

ELANCO US, INC.,

and

PETIQ, LLC,

and, for purposes of Section 9.16 only,

PETIQ, INC.

Dated as of June 21, 2020

5.15	Covenant Not to Sue	58
5.16	Non-Compete	59
5.17	Financial Statements	60
ARTICLE 6 CONDITIONS PRECEDENT		60

6.1	Conditions to Obligations of Buyer	60
6.2	Conditions to Obligations of Seller	61
6.3	Frustration of Closing Conditions	62
ARTICLE 7 INDEMNIFICATION		62

7.1	Indemnification	62
7.2	Survival	63
7.3	Claim Procedure	63
7.4	Limitations on Indemnification	66
7.5	Tax Treatment of Indemnification Payments	66
7.6	Exclusive Remedy	67
7.7	Setoff Rights	68
ARTICLE 8 TERMINATION		68

8.1	Termination	68
8.2	Procedure and Effect of Termination	70
ARTICLE 9 MISCELLANEOUS		71

9.1	Governing Law, Dispute Resolution, Jurisdiction	71
9.2	Notices	74
9.3	No Benefit to Third Parties	75
9.4	Waiver and Non-Exclusion of Remedies	75
9.5	Expenses	75
9.6	Assignment	75
9.7	Amendment	76
9.8	Severability	76
9.9	Equitable Relief	76
9.10	Damages Waiver	76
9.11	English Language	77
9.12	Bulk Sales Laws	77
9.13	Fulfillment of Obligations.	77
9.14	Counterparts	77
9.15	Entire Agreement	77
9.16	Buyer Guarantor Guarantee	77

SCHEDULES

Schedule 1.1.29	Excluded Assets
Schedule 1.1.35	Fields, Products, and Territories
Schedule 1.1.51	Permitted Encumbrances
Schedule 1.1.10	Purchased Copyrights

Schedule 1.1.11	Purchased Domain Names
Schedule 1.1.16	Purchased Product Registrations
Schedule 1.1.18	Purchased Trademarks
Schedule 1.1.26	Seller’s Knowledge
Schedule 2.1.1(a)	Purchased Contracts
Schedule 2.1.1(j)	Proceedings
Schedule 2.1.1(k)	Additional Assets
Schedule 2.3.3	Shared Contracts
Schedule 2.5.2	Allocation
Schedule 2.5.3	Inventory Value
Schedule 2.6.2(a)(ii)	Purchased Assets Delivery Schedule
Schedule 4.2	Exceptions to Ordinary Course of Business
Schedule 4.5	Seller Guarantees
Schedule 5.7.1	Retained Names and Marks

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Domain Name Assignment
Exhibit C	Form of Pharmacovigilance Agreement
Exhibit D	Form of Quality Agreement
Exhibit E	Form of Trademark Assignment
Exhibit F	Form of Transitional Manufacturing and Supply Agreement
Exhibit G	Form of Transitional Services Agreement

INDEX OF DEFINED TERMS

Defined Term	Page	Defined Term	Page

Accountant	1	Control	4
Accounts Receivable	2	Controlling Party	65
Affiliate	2	Copyright	4
Agreement	1	Debt Financing	43
Allocation	22	Disclosing Party	47
Ancillary Agreements	2	Disclosure Schedules	4
Applicable Transition Period	2	Dispute	4
Assignment	76	Divesting Entities	5
Assumed Liabilities	21	Domain Name Assignment	5
Assumed Tax Liabilities	3	Domain Names	5
Bill of Sale	3	Encumbrance	5
BIPA	10	End Date	68
Bison	1	Enforceability Exceptions	27
Bison Acquisition Agreement	1	Estimated Inventory Value	23
Bison Acquisition Closing	3	Excluded Assets	5
Business Day	3	Excluded Liabilities	5
Buyer	1	Excluded Tax Liabilities	6
Buyer Confidential Information	48	Execution Date	1
Buyer Group	58, 59	Existing Stock	52
Buyer Indemnitees	62	Exploit, Exploited, Exploitation,
Buyer Material Adverse Effect	3	Exploiting	7
Buyer Permitted Purpose	48	FCPA	30
Buyer Regulatory Documentation	3	FCRA	10
Buyer Tax Act	3	Field	7
CAN-SPAM	10	Final Consent Order	7
Cap	66	Financial Information	33
CCPA	10	Financial Statements Waiver	60
Chosen Courts	73	Fraud	7
Claim Notice	64	Fundamental Representations	7
Closing	25	GAAP	7
Closing Date	3	Government Official	30
Closing Date Inventory Statement	23	Governmental Authority	7
Closing Inventory Value	23	ICC	72
Closing Payment	22	Indemnification Certificate	63
Code	3	Indemnified Party	63
Competition Authority	3	Indemnifying Party	63
Competition Law	3	Indirect Taxes	55
Concurrent Use Registration	4	IRS	7
Confidential Information	47	Judgment	7
Confidentiality Agreement	4	Law	8
Confidentiality Period	48	Liability, Liabilities	8
Consent Orders	1	Licensed Copyrights	8
Contract	4	Licensed Product Know-How	8

Litigation	8	R&W Policy	37
Loss, Losses	8	Rebates	13
Manufacture, Manufactured, Manufacturing	8	Receiving Party	47
Material Adverse Effect	8	Released Claims	67
Material Customers	34	Released Party	67
Material Suppliers	34	Representatives	13
Minimum Financing	43	Required Consent	20
Non-Controlling Party	64	Resolution Period	23
Notice	74	Restricted Activity	59
Notice of Objection	23	Retained Names and Marks	52
Objection Period	23	SEC	60
OFAC	13	Security Breach	13
Original Purchase Date	1	Seller	1
Owned Registered Product IP	31	Seller Business	13
Party, Parties	1	Seller Confidential Information	48
Permits	29	Seller Covenantees	59
Permitted Encumbrance	9	Seller Group	58
Person	9	Seller Guarantees	43
Personal Information	10	Seller Indemnitees	62
Pharmacovigilance Agreement	10	Seller Permitted Purpose	48
Post-Closing Tax Period	10	Seller’s Knowledge	14
Pre-Closing Period	38	Shared Contract	20
Pre-Closing Tax Period	10	SND List	13
Privacy and Security Requirements	10	Straddle Tax Period	14
Process	10	Tax Period	14
Product	10	Tax Proceeding	14
Product Business	11	Tax Return	14
Product Business Financial Statements	60	Tax Sharing Agreement	14
Product Improvements	11	Tax, Taxes	14
Product Know-How	11	Taxing Authority	14
Product Registration	11	TCPA	10
Proposed Consent Order	11	Territory	14
Purchase Price	11	Third Party	15
Purchased Assets	17	Third Party Claim	64
Purchased Contracts	17	Trademark	15
Purchased Copyrights	12	Trademark Assignment	15
Purchased Domain Names	12	Transfer Date	51
Purchased Intellectual Property	12	Transfer Plan	49
Purchased Inventory	12	Transfer Taxes	15
Purchased Product Promotional Materials	12	Transfer, Transferred	15
Purchased Product Records	12	Transitional Inventory	52
Purchased Product Registrations	12	Transitional Manufacturing and Supply Agreement	15
Purchased Regulatory Documentation	12	Transitional Services Agreement	15
Purchased Trademarks	13	Willful Breach	70
Quality Agreement	13	Wrong Pockets IP	57

This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is made and executed as of June 19, 2020, by and between Elanco US, Inc., an Delaware corporation (“Seller”), and PetIQ, LLC, a Idaho limited liability company (“Buyer”) and solely for purposes of Section 9.16, PetIQ, Inc., a Delaware corporation (the “Buyer Guarantor”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Bayer Aktiengesellschaft, a German stock corporation (“Bison”), and Seller have entered into that certain Share and Asset Purchase Agreement for the sale and purchase of Bison’s animal health business, dated as of August 20, 2019 (as amended or otherwise modified from time to time, the “Bison Acquisition Agreement”);

WHEREAS, the Parties entered into an Asset Purchase Agreement (the “Original Purchase Agreement”), dated as of January 19, 2020 (the “Execution Date”);

WHEREAS, in order to comply with any applicable Proposed Consent Orders and Final Consent Orders (collectively, “Consent Orders”) and to address the remedial purposes of such Consent Orders, the Parties desire to amend and restate the Original Purchase Agreement by entering into this Agreement on the terms and conditions set forth herein and the Parties desire that, at the Closing, the Divesting Entities sell to Buyer, and Buyer purchase from the Divesting Entities, the Purchased Assets, upon the terms and conditions hereinafter set forth; and

WHEREAS, the applicable Divesting Entities and Buyer intend to enter into the Ancillary Agreements at the Closing.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1       Certain Defined Terms. As used herein, the following terms shall have the following meanings:

1.1.1      “Accountant” means an accounting firm of national reputation (excluding each of Seller’s and its Affiliates’ and Buyer’s and its Affiliates’ respective regular outside accounting firms) that is mutually acceptable to Seller and Buyer; provided, however, if Seller and Buyer are unable to agree on such accounting firm within 10 days after a Party (or the Parties) decide to submit any dispute under Article 2 for resolution by the Accountant in accordance with the terms thereof or any such mutually selected accounting firm is unwilling or unable to serve, then Seller shall deliver to Buyer a list of three other accounting firms of national reputation that have not performed services for Seller or its Affiliates or Buyer or its Affiliates in the preceding three-year period, and Buyer shall select one of such three accounting firms.

1.1.2      “Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates arising from sales of the Products by or on behalf of Seller or its Affiliates prior to the Closing Date.

1.1.3      “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by Contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). Notwithstanding the foregoing, in no event shall any shareholder of Seller or any Affiliate of any shareholder of Seller (other than any subsidiary of Seller) be deemed an Affiliate of Seller for any purpose under this Agreement or any Ancillary Agreement.

1.1.4      “Ancillary Agreements” means the Bill of Sale, the Pharmacovigilance Agreement, the Quality Agreement, the Domain Name Assignment, the Trademark Assignment, the Transitional Manufacturing and Supply Agreement and the Transitional Services Agreement.

1.1.5      “Applicable Transition Period” means, as applicable: (a) in the case of Purchased Inventory and Transitional Inventory, on a Product-by-Product basis, the period commencing on the Closing Date and ending on the date as of which the Purchased Inventory of such Product delivered at Closing or the Transitional Inventory has been sold or expired; (b) in the case of Existing Stock (excluding Purchased Inventory, Transitional Inventory and Product labels and packaging), the period commencing on the Closing Date and ending on the date that is six months after the Closing Date; provided that, in the case of advertising and promotional materials for a Product contained within the Existing Stock or Transitional Inventory, including website content, the Applicable Transition Period means the period commencing on the Closing Date and ending on the earlier of (i) the date on which the Applicable Transition Period with respect to the packaging of such Product under subsection (c) below expires and (ii) the first anniversary of the Closing Date; or (c) in the case of Product labels and packaging, on a Product-by-Product basis, the period commencing on the Closing Date and ending on the later of the date that is six months following (i) receipt by Buyer or its Affiliates of labeling approval from a Governmental Authority for the relevant Product and (ii) the date on which all Purchased Product Registrations for such Product have been Transferred to Buyer or its Affiliates; provided, that under no circumstances will the Applicable Transition Period for any Product label or packaging for any Product expire later than the date that is 24 months after the Closing Date (with such date to extend to 30 months after the Closing Date with respect to any Purchased Inventory that has not been sold to a Third Party as of the last day in the 24th month following the Closing Date).

1.1.6      “Assumed Tax Liabilities” means any and all liabilities for (a) Taxes arising out of, in respect of or relating to the Product Business or the Purchased Assets for all Post-Closing Tax Periods, (b) Transfer Taxes for which Buyer is responsible pursuant to Section 5.8.2(a) and (c) all Taxes to the extent solely resulting from a Buyer Tax Act or attributable to any breach by Buyer or any of its Affiliates of any covenant or other agreement hereunder or under any Ancillary Agreement. For the avoidance of doubt, Assumed Tax Liabilities shall exclude any Excluded Tax Liabilities.

1.1.7      “Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form of Exhibit A.

1.1.8      “Bison Acquisition Closing” means the closing of the transactions contemplated by the Bison Acquisition Agreement.

1.1.9      “Business Day” means any day other than a Saturday, a Sunday or any day on which banking institutions in New York, New York are permitted or obligated by Law to remain closed.

1.1.10    “Buyer Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or delays the consummation by Buyer of the transactions contemplated by this Agreement or the Ancillary Agreements.

1.1.11    “Buyer Regulatory Documentation” means all (a) documentation and materials referred to in clause (a) or (b) of the definition of Purchased Regulatory Documentation (without regard to the Closing Date limitations in clause (b) thereof) that are created following the Closing and (b) data (including clinical and pre-clinical data) referenced in any of the documentation and materials referred to in the preceding clause (a).

1.1.12    “Buyer Tax Act” means (a) any election under any provision of applicable Law effective for the Pre-Closing Tax Period that is made after the Closing by Buyer, any of its Affiliates, or any transferee or successor of Buyer or any of its Affiliates and (b) any other action taken, or failure to act, after the Closing and outside of the ordinary course of business, by Buyer, any of its Affiliates, or any transferee or successor of Buyer or any of its Affiliates, in each case, that increases the amount of liability for Taxes with respect to the Product Business or the Purchased Assets for any Pre-Closing Tax Period.

1.1.13    “Closing Date” means the date on which the Closing occurs in accordance with 2.6.1.

1.1.14    “Code” means the Internal Revenue Code of 1986, as amended.

1.1.15    “Competition Authority” means the United States Federal Trade Commission and each other Governmental Authority having jurisdiction over the transactions contemplated by the Bison Acquisition Agreement under a Competition Law.

1.1.16    “Competition Law” means any Law of the United States or Judgment of any Governmental Authority that is designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

1.1.17    “Concurrent Use Assets” means (a) the New Animal Drug Application number 141-205 for the concurrent use in dogs or cats of the products branded as PROGRAM

FLAVOR TABS (lufenuron) and CAPSTAR (nitenpyram) (the “Concurrent Use Registration”), (b) all documentation comprising such Concurrent Use Registration or the dossier therefor, and (c) to the extent owned by and in the possession or Control of any Divesting Entity and exclusively related to the Concurrent Use Registration, data (including clinical and pre-clinical data) referenced in any of the documentation and materials referred to in the preceding clauses (a) and (b), in each case (clauses (b) and (c)), excluding the Excluded Assets and all intellectual property rights of any Third Party contained or depicted therein.

1.1.18    “Confidentiality Agreement” means the confidentiality letter agreement, dated November 25, 2019, by and between Seller and Buyer.

1.1.19    “Confidential Data” means all data for which the Product Business is required by Law, Contract or privacy policy to safeguard or keep confidential or private.

1.1.20    “Contract” means any written contract, agreement, lease, sublease, license, sublicense or other legally binding commitment, undertaking or arrangement.

1.1.21    “Control” means, with respect to any intellectual property, intellectual property right, Product Registration or Purchased Regulatory Documentation, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such intellectual property, intellectual property right, Product Registration or Purchased Regulatory Documentation, as provided for herein or in any Ancillary Agreement without violating the terms of any Contract or other arrangement with any Third Party.

1.1.22    “Copyrights” means all copyrights, whether registered or unregistered, and all registrations and applications for registration therefor and all extensions, restorations and renewals thereof and all rights in any copyrightable works, including all copyrights in works of authorship, including software, website content, webpage content, artwork, designs, drawings, photographs, videos, graphs, or any other audio-visual, textual or graphical works, and all derivatives and compilations thereof, and any and all moral rights therein.

1.1.23    “Disclosure Schedules” means the disclosure schedules of Seller delivered by Seller pursuant to this Agreement.

1.1.24    “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement or any Ancillary Agreement.

1.1.25    “Divesting Entities” means Seller, and all Affiliates of Seller that, as of immediately prior to the Closing, have any right, title or interest in, to or under any Purchased Asset.

1.1.26    “Domain Name Assignment” means the Domain Name Assignment Agreement, in substantially the form of Exhibit B.

1.1.27    “Domain Names” means internet or global computing network addresses or locations, including all generic top-level domains (gTLDs) and country code top-level domains (ccTLDs) and social media accounts and handles.

1.1.28    “Encumbrance” means any mortgage, deed of trust, lien, license, pledge, hypothecation, restriction, easement, option, right of first refusal, security interest or other encumbrance.

1.1.29    “Excluded Assets” means (a) the Retained Names and Marks; (b) know-how (other than the Product Know-How); (c) all cash and all Accounts Receivable; (d) all Manufacturing-related assets of Seller or any of its Affiliates (other than to the extent included in the Purchased Contracts); (e) any refund of Taxes to which Seller is entitled to in Section 5.8.4; (f) all rights to insurance policies and insurance Contracts or practices of Seller or its Affiliates (including any captive insurance policies or practices), any refunds paid or payable in connection with the cancellation or discontinuation of such policies or practices, and any claims made under such policies; (g) any rights or interests exclusively or primarily relating to any Product in the applicable Territory outside of the applicable Field or outside of the applicable Territory; (h) all rights of Seller or its Affiliates under this Agreement, the Ancillary Agreements and any other agreements, certificates and instruments otherwise delivered in connection with this Agreement relating to the sale of the Product Business (or any portion thereof) or any of the Products; (i) the Shared Contracts listed in part (ii) of Schedule 2.3.3; (j) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the transactions contemplated by this Agreement, the Bison Acquisition Agreement or the Ancillary Agreements or otherwise prepared in connection with the sale of the Products, including all (A) bids received from Third Parties and analyses relating to the Products or the Product Business, (B) confidentiality, joint defense or similar agreements with prospective purchasers of the Purchased Assets, the Products or the Product Business, and (C) strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Products or the Product Business; (k) trade secrets (except to the extent included in the Product Know-How); (l) attorney work product, attorney-client communications and other items protected by established legal privilege, unless the books and records containing such items can be transferred without losing such privilege; (m) financial, Tax and accounting records to the extent not exclusively or primarily related to the Product Business; (n) electronic mail and similar electronic communications; and (o) the assets and rights of Seller or any of its Affiliates listed on Schedule 1.1.29.

1.1.30  “Excluded Liabilities” means, without duplication, (a) all liabilities of each Divesting Entity or any member of any consolidated, affiliated, combined or unitary group of which any Divesting Entity is a member for Taxes attributable to the Pre-Closing Tax Period, including any Excluded Tax Liabilities; (b) all Liabilities in respect of indebtedness for borrowed money owing or guaranteed by the Divesting Entities with respect to the Product Business (subject to Section 4.5); (c) all accounts payable of any Divesting Entity outstanding prior to the Closing Date with respect to the Product Business; (d) all Liabilities for Rebates not allocated to Buyer under Section 2.4.1 or Section 5.12; (e) all Liabilities arising out of Litigation against any Divesting Entity in respect of the Product Business existing as of the Closing Date; (f) all intercompany debts and obligations of the Divesting Entities; (g) all liabilities and obligations of the Divesting Entities with respect to the employment of their respective employees for compensation and benefits owed or claimed to be owed by such employees of the Divesting Entities; (h) all liabilities and obligations related to or arising from a violation of environmental Law prior to the Closing Date related to the Manufacture of the Products; (i) all liabilities and obligations of Divesting Entities and their Affiliates thereof arising pursuant to the terms of this Agreement or any Ancillary Agreement; (j) all liabilities and obligations, whether presently in existence or arising after the Execution Date, relating to fees, commissions or expenses owed by Seller to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor engaged by Seller in connection with the transactions arising from this Agreement or the Bison Acquisition Agreement; (k) the Divesting Entities’ liabilities under Shared Contracts to be retained by the Divesting Entities in accordance with Section 2.3.3; and (l) all other liabilities and obligations of the Divesting Entities arising out of or related to the ownership, use, sale, license or other Exploitation of the Purchased Assets, in each case, arising prior to the Closing Date.

1.1.31    “Excluded Tax Liabilities” means, without duplication, all liabilities for (a) Taxes to the extent arising out of, in respect of, or relating to the Product Business or the Purchased Assets for Pre-Closing Tax Periods other than such Taxes resulting solely from a Buyer Tax Act or solely attributable to any breach by Buyer, any of its Affiliates or any of their respective transferees or successors of any covenant or other agreement hereunder or under any Ancillary Agreement, (b) to the extent not described under the immediately preceding clause (a), all Taxes of any Divesting Entity or any Affiliate thereof, including Taxes incurred by any Divesting Entity or any such Affiliate in connection with the consummation of the sale and transfer of the Purchased Assets hereunder or under any Ancillary Agreement, other than Transfer Taxes, and (c) Taxes with respect to any Pre-Closing Tax Period of a Person other than a Divesting Entity, Buyer or its Affiliates that is payable pursuant to any Shared Contracts or Purchased Contracts.

1.1.32    “Ex-Im Laws” means all U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

1.1.33    “Existing Patent” means any patent or patent application existing as of the Closing Date that is owned by or co-owned among Seller or any of its Affiliates or that Seller or any of its Affiliates have the right or ability to enforce as of the Closing Date or any time thereafter and any patent issuing from, or any continuation, continuation-in-part, divisional, reissue, reexamination, substitution or extension of, any of the foregoing, solely if and to the extent that any issued claim of any such patent or patent application covers or is practiced in the Manufacture by Seller or any of its Affiliates of any Product for Exploitation in the applicable Field in the applicable Territory or the Exploitation by Seller or any of its Affiliates of any Product or Product Improvement in the applicable Territory, in each case as of the Execution Date.

1.1.34    “Exploit” means (and, with correlative meanings, the terms “Exploited,” “Exploitation” and “Exploiting” mean) to import, export, use, have used, sell, offer for sale, have sold, research, develop, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of, but excludes to Manufacture or have Manufactured.

1.1.35    “Field” means, for each Product, each Field indicated on Schedule 1.1.35 with respect to such Product.

1.1.36    “Final Consent Order” means, to the extent applicable, a final and effective written Judgment issued by any applicable Competition Authority, including any subsequent modifications thereto, requiring Seller or the Divesting Entities to sell, assign, license or otherwise transfer certain assets relating to the animal health businesses of each of Bison and its Affiliates and Seller and the Divesting Entities in order for Bison and Seller to obtain regulatory clearance from any such Competition Authority to complete the transactions contemplated by the Bison Acquisition Agreement.

1.1.37    “Fraud” means, with respect to any Party or its respective Affiliates, common law fraud under New York Law with respect to the making of representations and warranties contained in Article 3 of this Agreement; provided that such fraud of such Party shall only be deemed to exist if (a), in the case of Buyer, Buyer or its Affiliates had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by Buyer or its Affiliates were actually breached when made or (b) in the case of Seller, to Seller’s Knowledge, the representations and warranties made by Seller or were actually breached when made, as applicable, and shall exclude equitable fraud, promissory fraud, unfair dealing and any other fraud based claims.

1.1.38    “Fundamental Representations” means the representations and warranties set forth in Section 3.1.1 (Entity Status), Section 3.1.2 (Authority), Section 3.1.3(a) (Non-Contravention), Section 3.1.3 (No Broker), Section 3.1.6(a) (Title to Purchased Assets), Section 3.2.1 (Entity Status), Section 3.2.2 (Authority), Section 3.2.4 (No Broker) and Section 3.2.6 (Financial Capacity; Solvency).

1.1.39    “GAAP” means the United States generally accepted accounting principles.

1.1.40    “Governmental Authority” means any supranational, international, national, federal, state, local or foreign court (or any arbitrator or other tribunal having competent jurisdiction), administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

1.1.41    “IRS” means the Internal Revenue Service.

1.1.42    “Judgment” means any judgment, decision, order or decree of any Governmental Authority.

1.1.43    “Law” means any domestic or foreign, federal, state or local statute, law (including common law), treaty, Judgment, ordinance, rule, administrative interpretation, regulation or other requirement having the force of law of any Governmental Authority.

1.1.44    “Liability” or “Liabilities” means any debts, liabilities, obligations, commitments or claims, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

1.1.45    “Licensed Copyrights” means, with respect to a Product, all Copyrights Controlled by any Divesting Entity and used to Exploit such Product in the applicable Field in the applicable Territory as of or during the twelve months prior to the Closing Date, excluding the Purchased Copyrights; provided, that Licensed Copyrights do not include software.

1.1.46    “Licensed Product Know-How” means, (a) other than the Product Know-How, all technology, technical information, know-how and data, including inventions (whether patentable or not), patent disclosures, assays, discoveries, trade secrets, specifications, instructions, processes, manufacturing processes, formulae, formulations, chemical or biological manufacturing and control data and quality control and testing procedures, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data that are (i) identified or identifiable in a tangible form, (ii) as of the Closing Date, solely owned by or co-owned among the Divesting Entities, (iii) used by or on behalf of any Divesting Entity for or in connection with the Manufacturing of any Product for Exploitation in the applicable Field in the applicable Territory or the maintenance of any Purchased Product Registration at any time during the twelve months prior to or after the Closing Date and (iv) in the possession or Control of any Divesting Entity; and (b) Seller Know-How Improvements (as defined in the Transitional Supply Agreement); provided, that Licensed Product Know-How does not include any of such information that is (x) general Manufacturing know-how or (y) software and, for clarity, does not include any biological or chemical materials.

1.1.47    “Litigation” means any legal action, arbitration, mediation, hearing, proceeding, or suit (whether civil, criminal or administrative).

1.1.48    “Loss” or “Losses” means any losses, damages, deficiencies, assessments, Judgments, fines, penalties, amounts paid in settlement and reasonable costs and expenses incurred in connection therewith, including reasonable costs and expenses of suits and proceedings, and reasonable fees and disbursements of experts, accountants and counsel.

1.1.49    “Manufacture” means (and, with correlative meanings, the terms “Manufactured” and “Manufacturing” mean) all activities related to the production, manufacture, having manufactured, processing, filling, finishing, testing, packaging, labeling, shipping, storing and holding of any Product or any intermediate thereof prior to the distribution of any Product.

1.1.50    “Material Adverse Effect” means an event, fact, development, impact, circumstance, condition, occurrence, change or effect that would reasonably be expected to be materially adverse to the results of operations or financial or other condition of the Product Business, taken as a whole; provided, however, that none of the following, and no events, facts, conditions, occurrences, changes or effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) Seller’s and its Affiliates’ compliance with the terms and conditions of this Agreement, any Consent Order, or the requests or requirements of the staff of any applicable Competition Authority; (b) any requests or requirements of the staff of any Governmental Authority having jurisdiction over this Agreement under any applicable Competition Law; (c) political or economic conditions or conditions affecting the capital or financial markets generally, including the worsening of any existing conditions; (d) conditions generally affecting any industry or industry sector in which the Product Business operates or competes or in which any Product is Manufactured or Exploited, including increases in operating costs; (e) any change or prospective change in accounting requirements or applicable Law; (f) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (g) any hurricane, flood, tornado, earthquake or other natural disaster or force majeure event; (h) the public announcement, execution or delivery of the Original Purchase Agreement or this Agreement or the pendency or consummation of the transactions contemplated hereby, including any reduction in revenue, any disruption in (or loss of) supplier, distributor, customer, partner or similar relationships or any loss of employees resulting therefrom; (i) the failure of the Product Business to achieve any milestones, financial projections, predictions, forecasts or estimates of revenues for any period (provided, that the underlying causes of such failure shall not be excluded, unless otherwise excluded pursuant to this definition); (j) the taking of any action by Seller or any of its Affiliates that is expressly contemplated by this Agreement, any Proposed Consent Order or any Final Consent Order or that Buyer or any Competition Authority (or the staff thereof) has requested be taken; and (k) any act or omission by Buyer or any of its Affiliates; except, in each of clauses (c) through (g), for those conditions that have a materially disproportionate effect on the results of operations or financial or other condition of the Product Business, taken as a whole, relative to other Persons operating businesses similar to the Product Business (in which case only the incremental material disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect).

1.1.51    “Permitted Encumbrance” means any (a) statutory Encumbrance for Taxes not yet due and payable; (b) Encumbrance imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the ordinary course of business of the Product Business; (c) right, title or interest of a licensor or licensee under a non-exclusive license granted in the ordinary course of business that is evident on the face of a license (and not arising from a breach of such license); (d) Encumbrances securing indebtedness for borrowed money incurred by Seller or any of its Affiliates in connection with the Bison Acquisition Closing to the extent such Encumbrances are released at or prior to Closing and (e) Encumbrance disclosed on Schedule 1.1.51.

1.1.52    “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

1.1.53    “Personal Information” means information that, alone or in combination with other information, is capable of identifying an individual or household or can be used to contact an individual, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personal data under applicable Law.

1.1.54    “Pharmacovigilance Agreement” means the Pharmacovigilance Agreement, in substantially the form of Exhibit C.

1.1.55    “Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and the portion of any Straddle Tax Period that begins on the day after the Closing Date.

1.1.56    “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Tax Period that ends on the Closing Date.

1.1.1      “Privacy and Security Requirements” means, to the extent applicable to the Product Business, (a) any Laws in the Territory regulating the Processing of Personal Information including Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein (together, the “CCPA”), the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online privacy policies, the Telephone Consumer Protection Act (“TCPA” ), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws in the Territory related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (b) policies adopted by the Divesting Entities and applicable to the Product Business relating to the PCI DSS or the Processing of Personal Information, including all such website and mobile application privacy policies and internal information security policies; and (e) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

1.1.2      “Process” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, disposal or disclosure or other activity performed upon data (whether electronically or in any other form or medium).

1.1.3      “Product” means each of the products set forth on Schedule 1.1.35, in each case, as sold by or on behalf of the Divesting Entities in the applicable Territory as of immediately prior to or at any time during the twelve months prior to the Closing in the applicable Field under the Trademarks for such products identified on such Schedule.

1.1.4      “Product Business” means the Exploitation by the Divesting Entities of the Products in the applicable Fields in the applicable Territories, but excluding the research, development, registration, storage, use, transport, import and export of any Product in the applicable Field in the applicable Territory in support of the Exploitation of such Product outside of the applicable Field in the applicable Territory or outside of the applicable Territory.

1.1.5      “Product Improvements” means all modifications, derivative works, translations, developments, enhancements and improvements of any Product, Product Know-How, Purchased Product Promotional Materials, Licensed Copyrights or Licensed Product Know-How conceived, created, developed, reduced to practice or acquired by or on behalf of Buyer or any of its then current Affiliates, solely to the extent used in connection with the Exploitation of the Products in the Field in the Territory, at any time after the Closing Date.

1.1.6      “Product Know-How” means (a) all trade secret rights in the Product formulae in the Territory that, as of the Closing Date, are solely owned by or co-owned among the Divesting Entities, in each case solely with respect to the Territory and the applicable Field and (b) all technology, technical information, know-how and data, including inventions (whether patentable or not), patent disclosures, assays, discoveries, trade secrets, specifications, instructions, processes, manufacturing processes, formulae, formulations, chemical or biological manufacturing control data and quality control and testing procedures, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data, that are (i) identified or identifiable in a tangible form, (ii) as of the Closing Date, solely owned by or co-owned among the Divesting Entities, (iii) used by or on behalf of any Divesting Entity exclusively for or exclusively in connection with the Manufacturing of any Product for Exploitation in the applicable Field in the applicable Territory or the maintenance of any Purchased Product Registration at any time during the twelve months prior to the Closing Date and (iv) in the possession or Control of any Divesting Entity; provided, that Product Know-How does not include any of such information that is general Manufacturing know-how and, for clarity, does not include any biological or chemical materials.

1.1.7      “Product Registration” means, with respect to a Product, any and all approvals, marketing authorizations, licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to commercially distribute, sell or market such Product in the applicable Fields in the applicable Territory or any applications to obtain such approvals, marketing authorizations, licenses, registrations or authorizations.

1.1.8      “Proposed Consent Order” means, to the extent applicable, a proposed written Judgment issued by any applicable Competition Authority requiring the Divesting Entities to sell, assign, license or otherwise transfer certain assets relating to the animal health businesses of each of Bison and its Affiliates and Seller and its Affiliates in order for Bison and Seller to obtain regulatory clearance from any such Competition Authority to complete the transactions contemplated by the Bison Acquisition Agreement.

1.1.9      “Purchase Price” means the Closing Payment, as adjusted pursuant to Section 2.5.3.

1.1.10    “Purchased Copyrights” means the Copyrights that are set forth on Schedule 1.1.10.

1.1.11    “Purchased Domain Names” means all Domain Names listed on Schedule 1.1.11 and all applications and registrations therefor.

1.1.12    “Purchased Intellectual Property” means the Product Know-How, the Purchased Copyrights, the Purchased Domain Names and the Purchased Trademarks.

1.1.13    “Purchased Inventory” means all inventory of Products in finished packaged form labeled and held for sale (and having at least twelve months of regulatory approved shelf life remaining as of the Closing Date) in the applicable Field and the applicable Territory, to the extent owned as of the Closing by any Divesting Entity and that has not been sold to a Third Party, including any wholesaler or distributor; provided, however, that the Purchased Inventory shall be limited on a SKU by SKU basis for each Product to quantities of such SKU for such Product that do not exceed six months’ of the Divesting Entities inventory requirements for such SKU based on the Divesting Entities’ average inventory levels for such SKU in the twelve months prior to the Closing Date. All forms of inventory not in saleable form (e.f., blister cards with tablets, bulk tablets, printed packaging materials, API) are excluded.

1.1.14    “Purchased Product Promotional Materials” means (other than the Purchased Regulatory Documentation and the Purchased Product Records) all existing advertising, promotional and media materials, sales training materials, customer lists, other marketing data and materials, trade show materials and videos, in such form as maintained by the Divesting Entities, to the extent (a) exclusively or primarily used or held for exclusive or primary use in the Product Business at any time during the twelve months prior to the Closing Date, (b) owned and in the possession or Control of the Divesting Entities and (c) produced in the 12 months prior to the Closing Date, by the Divesting Entities, but excluding, in all cases, the Excluded Assets and all intellectual property rights of any Third Party contained or depicted therein.

1.1.15    “Purchased Product Records” means all books and records relating exclusively or primarily to the Manufacture of any Product for Exploitation in the applicable Field and in the applicable Territory or the Product Business (other than the Purchased Regulatory Documentation and Purchased Product Promotional Materials), in such form as maintained by the Divesting Entities, to the extent (a) owned and in the possession or Control of the Divesting Entities and (b) necessary to Exploit (but not Manufacture) the Products as Exploited by the Divesting Entities as of the Closing Date, but excluding, in all cases, the Excluded Assets and all intellectual property rights of any Third Party contained or depicted therein.

1.1.16    “Purchased Product Registrations” means the Product Registrations listed on Schedule 1.1.16.

1.1.17    “Purchased Regulatory Documentation” means, all (a) documentation comprising the Purchased Product Registrations and (b) to the extent owned by and in the possession or Control of, and in such form as maintained by, any Divesting Entity, exclusively or primarily related to any Product and the applicable Field and the applicable Territory for such Product and necessary to, or otherwise limiting the ability to, Exploit or Manufacture such Product in such Field and Territory, (i) correspondence and reports submitted to or received from Governmental Authorities, (ii) other dossiers or compilations necessary to obtain or maintain any Purchased Product Registrations with regard to such Product, (iii) literature safety reports and documents relating to good manufacturing practices or issues, animal clinical trials, animal research, including laboratory and target animal research and all veterinary master files contained or referenced in the Purchased Product Registrations with regard to such Product and (iv) data (including clinical and pre-clinical data) referenced in any of the documentation and materials referred to in the preceding clauses (a), (b)(i) and (b)(ii), in each case (clauses (a) and (b)), excluding the Excluded Assets and all intellectual property rights of any Third Party contained or depicted therein.

1.1.18    “Purchased Trademarks” means all Trademarks that are listed on Schedule 1.1.18.

1.1.19    “Quality Agreement” means the Quality Agreement, in substantially the form of Exhibit D.

1.1.20    “Rebates” means rebates, price reductions or other lagged price concessions or coupon programs, in each case, based on purchase or utilization of units of a Product.

1.1.21    “Representatives” means, with respect to either Party, its officers, employees, agents, attorneys, consultants, advisors, and other representatives.

1.1.22    “Sanctions Laws” means all Laws relating to economic or trade sanctions that are administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the European Union or its Member States, or the United Nations Security Council.

1.1.23    “Sanctioned Person” means any Person that is designated on the U.S. List of Specially Designated Nationals and Blocked Persons (“SDN List”) maintained by OFAC, the European Union’s Consolidated list of persons, groups, and entities subject to EU financial sanctions, or the UN Security Council’s Consolidated Sanctions List, or that is 50 percent or more owned or controlled, directly or indirectly, by one or more such Persons.

1.1.24    “Security Breach” means any (i) unauthorized access, acquisition, disclosure, modification, deletion, or destruction of Personal Information or Confidential Data; or (ii) compromise to the availability and integrity of the operations of the IT systems owned and operated by the Product Business, including any ransomware attack affecting such IT systems.

1.1.25    “Seller Business” means (a) the Exploitation of the Products outside of the Territory, (b) the Manufacture of the Products worldwide, (c) the export, import, use, research, development, registration, holding or keeping (whether for disposal or otherwise), disposition or transport of the Products in the applicable Territory for Exploitation outside of the applicable Territory and (d) the Manufacture or Exploitation of any product other than the Products worldwide.

1.1.26    “Seller’s Knowledge” means the actual knowledge (as opposed to imputed or constructive knowledge) of the individuals listed on Schedule 1.1.26.

1.1.27    “Straddle Tax Period” means any Tax Period that begins on or before and ends after the Closing Date.

1.1.28    “Tax” and “Taxes” means any and all domestic and foreign, federal, state, provincial, local, municipal and other taxes, fees, levies, duties, tariffs, imposts, and like assessments or charges of whatever kind, including taxes or other charges on, or measured by or with respect to, net or gross income, net or gross proceeds, gains, net or gross receipts, capital, franchise, windfall or other profits, withholding, real or personal property, intangible, real estate, environmental, license, employment, unemployment, social security, payroll, excise, use, sales, value added, goods and services, ad valorem, stamp, transfer, recording, registration, documentary, escheat, unclaimed property, capital gains, capital stock, user, leasing, lease, natural resources, gaming, estimated, severance, fuel, interest equalization, occupation, and the grant, subsidy, state aid or similar amount relating to Taxes and received or deemed received from any Governmental Authority, together with any interest, penalties and additions to such Taxes, and any penalties, interest and similar payments and fees imposed in respect of a failure to file any Tax Return in a timely, complete or correct manner, in each case, whether disputed or not.

1.1.29    “Tax Period” means, with respect to any Tax, the period with respect to which the amount of the liability for such Tax is determined by the Taxing Authority responsible for the administration of such Tax.

1.1.30    “Tax Proceeding” means any audit, examination, request for information, investigation, hearing, litigation, legal action, or administrative or judicial proceeding or contest relating to Taxes with a Governmental Authority.

1.1.31    “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

1.1.32    “Tax Sharing Agreement” means any agreement including any provision pursuant to which any Divesting Entity is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

1.1.33    “Taxing Authority” means any Governmental Authority or any quasi-governmental body that administers, assesses or collects Taxes or Tax Returns.

1.1.34    “Territory” means the territories listed for each Product on Schedule 1.1.35.

1.1.35    “Third Party” means any Person other than Seller, Buyer and their respective Affiliates and permitted successors and assigns.

1.1.36    “Trademark” means all trademarks, service marks, trade names, brand names, sub-brand names, trade dress rights, product configuration rights, certification marks, collective marks, logos, taglines, slogans, designs or business symbols and all words, names, symbols, colors, shapes, designations or any combination thereof that function as an identifier of source or origin or quality, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor and all goodwill associated with any of the foregoing.

1.1.37    “Trademark Assignment” means the Trademark Assignment, in substantially the form of Exhibit E.

1.1.38    “Transfer” and “Transferred” means, for a Product Registration in a country in the Territory, as applicable, (a) the assignment of rights relating to such Product Registration for the applicable Product in such country to Buyer or Buyer’s nominee in accordance with applicable Law, (b) to the extent the Product Registration cannot be transferred because applicable Law requires the Product Registration transferee to apply in its own name for a new Product Registration, the issuance of a new Product Registration for such Product and the withdrawal or termination of such Purchased Product Registration, as applicable, for such Product in such country, each in accordance with applicable Law, or (c) in the event Buyer requests the withdrawal or termination of a Product Registration for such Product for such country or Seller or the applicable holder of a Product Registration withdraws or terminates such Product Registration in accordance with Section 5.5.4, the termination, withdrawal, cancelation or lapse of such Product Registration for such Product for such country in accordance with applicable Law.

1.1.39    “Transfer Taxes” means any and all transfer, documentary, stamp, stamp duty, registration, recording and other similar Taxes (including any penalties, interest and additions thereto) incurred or imposed in respect of the transfer of the Product Business or Purchased Assets, or the assumption of the Assumed Liabilities, pursuant to this Agreement.

1.1.40    “Transitional Manufacturing and Supply Agreement” means the Transitional Manufacturing and Supply Agreement to be entered into at the Closing between Seller and Buyer (or their respective Affiliates), in substantially the form of Exhibit F.

1.1.41    “Transitional Services Agreement” means the Transitional Services Agreement, in substantially the form of Exhibit G.

1.2       Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The table of contents and captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” (or its variations) as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a)  references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement and references to this Agreement are references to this Agreement and all Exhibits and Schedules hereto; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules, regulations or legally binding guidelines issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (h) references to monetary amounts are denominated in United States Dollars; and (i) references to days (excluding Business Days) or months shall be deemed references to calendar days or months. As between the Parties, in the event of any conflict or difference of any kind between the provisions of any Ancillary Agreement, on the one hand, and the provisions of this Agreement (including the Exhibits or Schedules hereto), on the other hand, this Agreement shall control in all respects.

1.3       Consistency with Final Consent Orders. To the extent that any term or provision of this Agreement conflicts with any corresponding term or provision of any Final Consent Order, the Parties hereby agree that the terms or provisions of such Final Consent Order shall control the rights and obligations of the Parties, and the Parties hereby agree to negotiate in good faith to amend accordingly such term or provision of this Agreement; provided that (a) any such amendments shall be limited to the minimum extent necessary for this Agreement to comply with such Final Consent Order and (b) if any such amendments required by such Final Consent Order significantly alter the financial terms of the transactions contemplated hereby (which shall include, for the avoidance of doubt, any amendment that requires the transfer to Buyer of any asset other than those listed in Section 2.1.1 or any amendment that restricts the transfer to Buyer of any material Purchased Asset), then, without limitation of the rights of Seller under Section 8.1.4, the Parties agree to negotiate in good faith to seek to agree on mutually acceptable modifications (as determined by each Party in its sole judgment) to this Agreement (including to the Purchase Price) that are necessary or appropriate based on the nature of such amendments.

1.4       Disclosure Schedules. Disclosures in any section or subsection of the Disclosure Schedules are made generally and shall not only address the corresponding section or subsection of this Agreement, but also other sections or subsections of this Agreement to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other sections or subsections. No reference to or disclosure of any matter or item in the Disclosure Schedules (a) shall be construed as an admission or indication that such matter or item is material or that such matter or item is required to be referred to or disclosed, nor shall it be deemed to establish a standard of materiality now or in the future (it being the intent that neither Seller nor any of its Affiliates shall be penalized for having disclosed more than may be required by the request); (b) represents a determination by Seller or any of its Affiliates that such matter or item did not arise in the ordinary course of business; (c) shall imply that such matter or item constitutes or would result in a Material Adverse Effect by the criteria set forth in this Agreement or (d) shall imply that disclosure of any such matter or item is required by Law or by any Governmental Authority. No dollar amount referenced herein is indicative of what is or is not material to Seller or its Affiliates.

ARTICLE 2

SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1       Sale of Purchased Assets.

2.1.1      Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at and effective as of the Closing, the Seller shall and shall cause the other Divesting Entities to sell, transfer, convey and assign to Buyer, and Buyer shall purchase and accept from the Divesting Entities, all of the Divesting Entities’ right, title and interest in and to the following (collectively, the “Purchased Assets”), free and clear of any Encumbrances other than Permitted Encumbrances:

(a)        the Contracts exclusively related to the Product Business, including those set forth on Schedule 2.1.1(a), in each case, excluding all (i) rights, claims or causes of action (including warranty claims) of Seller thereunder related to products supplied or services provided to the Divesting Entities prior to the Closing that are not included in the Purchased Assets and (ii) Accounts Receivable (such Contracts, the “Purchased Contracts”);

(b)        the Shared Contracts to be assigned to Buyer in accordance with Section 2.3.3;

(c)        the Rebate, promotional and other similar programs related to the Product Business to be assigned to Buyer in accordance with Section 5.12;

(d)        the Purchased Inventory;

(e)        the Purchased Product Registrations;

(f)        the Purchased Regulatory Documentation;

(g)        the Purchased Product Records;

(h)        the Purchased Product Promotional Materials;

(i)         the Purchased Intellectual Property;

(j)         all rights to claims, demands, causes of action or Litigation those set forth on Schedule 2.1.1(j); and

(k)        all other assets specifically listed on Schedule 2.1.1(k).

2.1.2      Excluded Assets. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Buyer shall not acquire, pursuant to this Agreement or any Ancillary Agreement, the Excluded Assets, and the Purchased Assets shall not include, and Seller or its Affiliates shall retain following the Closing Date, the Excluded Assets.

2.2       Licenses.

2.2.1      Effective from and after the Closing, and subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and its Affiliates, hereby grants to Seller and its current and future Affiliates (for so long as they remain Affiliates), a nonexclusive, perpetual, irrevocable, royalty-free license and non-transferable (except in connection with any assignment of this Agreement permitted under Section 9.6), right to use and right of reference in, to and under the Purchased Assets described in Sections 2.1.1(e) through (i) and Buyer Know-How Improvements (as defined in the Transitional Manufacturing and Supply Agreement), in each case, solely to the extent necessary or useful for Seller or its Affiliates to (a) exercise its or such Affiliates’ respective rights or perform its or such Affiliates’ respective obligations under this Agreement or any Ancillary Agreement or (b) conduct the Seller Business. Seller and such Affiliates shall have the right to grant (through multiple tiers) sublicenses and further rights of use and reference of their rights under this Section 2.2.1 solely to the extent necessary or useful for Seller and such Affiliates to (i) exercise its or such Affiliates’ respective rights or perform its or such Affiliates’ respective obligations under this Agreement or any Ancillary Agreement or (ii) conduct the Seller Business; provided that (A) the scope of each such sublicense is consistent with this Section 2.2.1 and (B) Seller shall be responsible for any use of the Purchased Assets or Buyer Know-How Improvements, by any sublicensee that violates this Section 2.2.1.

2.2.2      Effective from and after the Closing, and subject to the terms and conditions of this Agreement, Seller, on behalf of itself and the other Divesting Entities, hereby grants to Buyer and its current and future Affiliates (for so long as they remain Affiliates), nonexclusive, perpetual, irrevocable, royalty-free and non-transferable (except in connection with any assignment of this Agreement permitted under Section 9.6) license, with respect to each Product and all Product Improvements thereto, to the applicable Licensed Product Know-How, including the rights to reproduce, use, modify, create derivative works of, develop and improve such Licensed Product Know-How, solely to the extent necessary or useful for Buyer and such Affiliates to Manufacture such Product or Product Improvement thereto for Exploitation in the applicable Field and the applicable Territory or maintain the Purchased Product Registrations. Buyer and such Affiliates shall have the right to grant (through multiple tiers) sublicenses of their rights under this Section 2.2.2 solely to the extent necessary or useful for Buyer and such Affiliates to Manufacture such Product and Product Improvements thereto for Exploitation in the applicable Field and the applicable Territory or maintain the Purchased Product Registrations; provided that (a) the scope of each such sublicense is consistent with this Section 2.2.2 and (b) Buyer shall be responsible for any use of the Licensed Product Know-How by any such sublicensee under this Section 2.2.2 that violates this Section 2.2.2.

2.2.3      Effective from and after the Closing, and subject to the terms and conditions of this Agreement, Seller, on behalf of itself and the other Divesting Entities, hereby grants to Buyer and its current and future Affiliates (for so long as they remain Affiliates), a nonexclusive, perpetual, irrevocable, royalty-free and non-transferable (except in connection with any assignment of this Agreement permitted under Section 9.6) license, with respect to each Product and all Product Improvements thereto, to the Licensed Copyrights used as of the Closing Date, including the rights to reproduce, use, modify, create derivative works of, develop, improve, publicly perform, publicly display and distribute the Licensed Copyrights, to Exploit such Product and Product Improvements in the applicable Field in the applicable Territory solely to the extent necessary or useful for Buyer and its Affiliates to Exploit such Product and Product Improvements in the applicable Field in the applicable Territory. Buyer and its Affiliates shall have the right to grant (through multiple tiers) sublicenses of their rights under this Section 2.2.3 solely to the extent necessary or useful for Buyer and its Affiliates to Exploit such Product and Product Improvements in the applicable Field in the applicable Territory; provided that (a) the scope of each such sublicense is consistent with this Section 2.2.3 and (b) Buyer shall be responsible for any use of the Licensed Copyrights by any sublicensee under this Section 2.2.3 that violates this Section 2.2.3.

2.2.4      Buyer and such Affiliates shall have the right to grant sublicenses of their rights under Section 2.2.2 and Section 2.2.3 to any acquirer of the Product Business, whether by a stock sale, an assets sale, a merger, a consolidation or otherwise, which sublicense will not relieve Buyer and its Affiliates of any of its obligations under this Agreement.

2.2.5      Effective from and after the Closing, and subject to the terms and conditions of this Agreement, Seller, on behalf of itself and the other Divesting Entities, hereby grants to Buyer and its current and future Affiliates (for so long as they remain Affiliates), a nonexclusive, perpetual, irrevocable, royalty-free and non-transferable (except in connection with any assignment of this Agreement permitted under Section 9.6) license and right of reference and use to the Concurrent Use Assets to use such Concurrent Use Assets to the extent necessary or useful for Buyer and its Affiliates to Exploit animal health products covered by the Concurrent Use Registration for use in cats or dogs in the Territory.  Buyer and its Affiliates shall have the right to grant (through multiple tiers) sublicenses of their rights under this Section 2.2.4 to the extent necessary or useful for Buyer and its Affiliates to Exploit animal health products covered by the Concurrent Use Registration for use in cats or dogs in the Territory; provided that (a) the scope of each such sublicense is consistent with this Section 2.2.4 and (b) Buyer shall be responsible for any use of the Concurrent Use Assets by any sublicensee that violates this Section 2.2.4.  Buyer acknowledges and agrees that (x) Seller and its Affiliates no longer Manufacture or Exploit, and shall have no obligation hereunder or otherwise to Buyer or any of its Affiliates to Manufacture or Exploit, the product branded as PROGRAM (lufenuron) in the Territory and (y) except to the extent of the license and right of reference grant in this Section 2.2.4, neither Buyer nor any of its Affiliates is acquiring any rights of any kind under this Agreement or any Ancillary Agreement to the product branded as PROGRAM (lufenuron) or any intellectual property or other rights related thereto.

2.3       Consents to Certain Assignments; Shared Contracts.

2.3.1      Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, neither this Agreement nor any Ancillary Agreement shall constitute an agreement to sell, transfer, assign or deliver, directly or indirectly, any Purchased Asset, or any benefit arising thereunder, if an attempted direct or indirect sale, transfer, assignment or delivery thereof, without the consent of a Third Party (including a Governmental Authority, but specifically excluding any Competition Authority and any consent required to be obtained under any applicable Competition Law), would constitute a breach, default, violation or other contravention of the rights of such Third Party, would be ineffective with respect to any party to a Contract concerning such Purchased Asset or would in any way adversely affect the rights of the Divesting Entities under such Purchased Asset. Buyer agrees that none of Seller or any of its Affiliates shall have any Liability whatsoever to Buyer or any other Person arising out of or relating to the failure to obtain any such consent (a “Required Consent”), and no representation, warranty or covenant of Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of such failure or any Litigation or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consent.

2.3.2      If any Required Consent is not obtained prior to the Closing, subject to satisfaction of the conditions to Closing set forth in Article 6, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, other than with respect to the Transfer of the Purchased Product Registrations (which is governed by Section 5.5 and the Transitional Services Agreement), Buyer and Seller shall use their respective commercially reasonable efforts to secure such Required Consent as promptly as practicable after the Closing and, for the period commencing on the Closing Date and ending on the earlier to occur of the expiration or termination of the applicable Purchased Asset and the date that is twelve months after the Closing Date, Seller shall provide or cause to be provided all commercially reasonable assistance to Buyer reasonably requested by Buyer to secure such Required Consent (provided, that neither Buyer nor Seller nor any of their respective Affiliates shall be required to pay money to any Third Party, commence any Litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts or assistance), or cooperate in good faith with Buyer (with each Party being responsible for its own out-of-pocket expenses) in any lawful and commercially reasonable arrangement proposed by Buyer under which (a) Buyer shall obtain (without infringing upon the legal rights of such Third Party or violating any Law) the economic rights and benefits under the applicable Purchased Asset with respect to which the Required Consent has not been obtained and (b) Buyer shall assume any related economic burden with respect to such Purchased Asset. Following the Closing, until such Required Consent is obtained, Buyer will, and will cause each of its Affiliates to use commercially reasonable efforts to cooperate with Seller and its Affiliates to enable them to comply with the terms of such Contract.

2.3.3      Prior to the Closing, Seller shall use its commercially reasonable efforts to identify to Buyer each Contract that is material and necessary to, but not exclusively used in, the Product Business or the Manufacture of the Products (each such Contract, together with each Contract that is listed on Schedule 2.3.3, a “Shared Contract”). Seller shall update Schedule 2.3.3 not less than three Business Days prior to the Closing Date to reflect all Shared Contracts so identified and whether each such Shared Contract will be (i) assigned to Buyer at the Closing, (ii) retained by the applicable Divesting Entity following the Closing (with no further obligation of Seller or its Affiliates to Buyer with respect to such Shared Contract from and after the Closing, except as may be provided otherwise in the Transitional Manufacturing and Supply Agreement) or (iii) otherwise addressed in accordance with this Section 2.3.3. Seller shall use its commercially reasonable efforts, prior to the Closing and for the period commencing on the Closing Date and ending on the earlier to occur of the expiration or termination of the applicable Shared Contract and the date that is twelve months after the Closing, to cause each Shared Contract (other than any Shared Contract referred to in the immediately preceding clause (i) or (ii)) to be appropriately amended and a new Contract to be entered into prior to, on or after the Closing Date so that Buyer shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the Product Business or the Manufacture of the Products, as applicable, thereunder and Seller or its Affiliates shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the balance of the subject matter of such Shared Contract. If any such Shared Contract cannot be so amended (and a new Contract cannot be entered into) within such period, or if either of the foregoing would impair the benefits that either Buyer or Seller would expect to derive from such amended Shared Contract, then the Parties shall cooperate with each other to obtain for Buyer an arrangement to provide Buyer with the benefits of such Shared Contract in some other manner, including Seller’s entering into such lawful arrangements with Buyer to place Buyer in substantially the same economic and Liability position as if such amendments and new Contract were entered into in accordance with the foregoing. The obligations of Seller pursuant to this Section 2.3.3 shall not extend beyond the remaining term of the applicable Shared Contract as of the Closing Date.

2.3.4      Nothing in this Section 2.3 shall require Buyer or Seller or their respective Affiliates to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party), incur any obligation or grant any concession in order to effect any transaction contemplated by this Section 2.3.

2.4       Liabilities.

2.4.1      Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Divesting Entities shall assign to Buyer and Buyer shall unconditionally assume from the Divesting Entities and pay, perform and discharge when due, any and all Assumed Liabilities. The term “Assumed Liabilities” means:

(a)        all Assumed Tax Liabilities;

(b)        all Liabilities arising out of or related to, including all Liabilities arising out of or relating to Litigation in respect of, (i) the Manufacture of any Product (other than any liabilities of Seller or any of its Affiliates under the Transitional Manufacturing and Supply Agreement), (ii) the Product Business, (iii) the ownership, use, sale, license or other Exploitation of the Purchased Assets or (iv) any unit of any Product sold by or on behalf of Buyer or any of its Affiliates in the applicable Territory, in each case (clauses (i) through (iv)), from and after the Closing Date;

(c)        all Liabilities (i) to customers under purchase orders for units of Product that have not yet been shipped as of the Closing and (ii) for accounts payable with respect to the Product Business, in each case (clauses (i) through (ii)), from and after the Closing Date;

(d)        all Liabilities for any rebates in respect of any units of any Product sold by or on behalf of Buyer or any of its Affiliates in the applicable Territory from and after the Closing Date; and

(e)        all Liabilities for any returns or recalls in respect of any unit of Product that is returned or recalled in the applicable Territory from and after the Closing Date and that was sold on or after the Closing Date.

2.4.2      Excluded Liabilities. Buyer shall not assume the Excluded Liabilities or, other than the Assumed Liabilities, any other Liabilities of Seller or any of its Affiliates.

2.5       Consideration.

2.5.1      Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the conveyances contemplated under Section 2.1 and the license grants under Section 2.2.2 and Section 2.2.3, Buyer shall, on the Closing Date, (a) pay to Seller, or if directed by Seller to pay to an Affiliate of Seller, to such Affiliate the sum of $95,000,000 plus the Estimated Inventory Value (together, the “Closing Payment”) by wire transfer of immediately available funds to the account designated by Seller by written notice to Buyer at least two Business Days prior to the Closing Date, and (b) assume the Assumed Liabilities.

2.5.2      Allocation of Consideration. Buyer and Seller agree that, for purposes of Section 1060 of the Code, the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets as set forth on Schedule 2.5.2 (the “Allocation”). The Allocation shall be amended to reflect any adjustments to the Purchase Price or the Assumed Liabilities under this Agreement. The Allocation shall be consistent with the Estimated Inventory Value and shall be adjusted for any changes thereto to reflect the Closing Inventory Value. Each of Seller, Buyer and their respective Affiliates shall (a) prepare and file their respective Tax Returns (including IRS Form 8594) that are filed after the Closing Date as well as published financial statements prepared in accordance with GAAP on a basis consistent with the Allocation; (b) take no position inconsistent with the Allocation in any Tax Proceeding or otherwise in connection with their respective accounting or financial reporting unless otherwise required as a result of a change of applicable Law after the Execution Date or a contrary determination within the meaning of Section 1313 of the Code; (c) notify the respective other Party of any notice from any Taxing Authority disputing or reasonably expected to dispute the Allocation; and (d) use commercially reasonable efforts to defend the Allocation in any Tax Proceeding, unless otherwise required as a result of a change in applicable Law after the Execution Date or a contrary determination within the meaning of Section 1313 of the Code. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other applicable Party, and shall retain and (upon the other applicable Party’s request) furnish or cause to be furnished to the other applicable Party, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return.

2.5.3      Post-Closing Inventory Value Adjustment.

(a)        Estimated Inventory Value Statement. Not less than three Business Days nor more than five Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement calculating in reasonable detail the estimated amount and value of the Purchased Inventory as of the Closing Date in accordance with Schedule 2.5.3 and the books and records of Seller (the “Estimated Inventory Value”). Notwithstanding anything in Schedule 2.5.3 or the books and records of Seller to the contrary, neither the Estimated Inventory Value nor the Closing Inventory Value shall ascribe any value to units of any Purchased Inventory that has less than twelve months of regulatory approved shelf life remaining as of the Closing Date.

(b)        Closing Date Inventory Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Closing

Date Inventory Statement”) calculating in reasonable detail the actual amount and value of the Purchased Inventory as of the Closing Date in accordance with Schedule 2.5.3 (the “Closing Inventory Value”).

(c)        Objections; Resolutions of Disputes.

(i)         Unless Seller notifies Buyer in writing within 30 days after Buyer’s delivery of the Closing Date Inventory Statement (such 30-day period, the “Objection Period”) of any good faith objection to the computation of the Closing Inventory Value set forth therein (a “Notice of Objection”), the Closing Date Inventory Statement shall be final and binding. Following the delivery of the Closing Date Inventory Statement and solely for purposes of Seller’s review of the Closing Date Inventory Statement and preparation of any Notice of Objection, Buyer shall permit Seller and its Representatives to review the work papers of Buyer relating to the Closing Date Inventory Statement. Any Notice of Objection shall specify in reasonable detail each item that Buyer disputes, the amount in dispute for each such dispute and a description in reasonable detail of the basis for the objections set forth therein. Seller and Buyer acknowledge that the sole purpose of the determination of the Closing Inventory Value is to adjust the Purchase Price so as to reflect the difference between the Closing Inventory Value and the Estimated Inventory Value, and that in order to do so the Closing Inventory Value and the Estimated Inventory Value need to be calculated in the same manner, without regard to any changes in GAAP that become effective following Seller’s calculation of the Estimated Inventory Value.

(ii)        If Seller provides a Notice of Objection to Buyer within the Objection Period, Seller and Buyer shall, during the 30-day period following Buyer’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve Seller’s objections. During the Resolution Period, Buyer and its Representatives shall, in accordance with Section 2.5.3(e), be permitted to review the work papers of Seller and its accountants relating to the Notice of Objection and the basis therefor. If Seller and Buyer reach an agreement with respect to any of Seller’s objections, such agreement shall be reduced to writing and shall be final and binding on the Parties. If Seller and Buyer are unable to resolve all such objections within the Resolution Period, the matters remaining in dispute shall be submitted to the Accountant. The Accountant shall be engaged pursuant to an engagement letter among Seller, Buyer and the Accountant on terms and conditions consistent with this Section 2.5.3(c). The Accountant shall be instructed, pursuant to such engagement letter, to resolve only those matters set forth in the Notice of Objection remaining in dispute and not to otherwise investigate any matter independently. Seller and Buyer each agree to furnish to the Accountant access to such individuals and such information, books and records as may be reasonably required by the Accountant to make its final determination (any such information, books and records shall be provided to the other Party prior to its submission or presentation to the Accountant). Seller and Buyer shall also instruct the Accountant to render its reasoned written decision as promptly as practicable but in no event later than 30 days from the date that the unresolved objections are submitted to the Accountant for review. With respect to each disputed line item, such decision, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in the Closing Date Inventory Statement or Seller in the Notice of Objection with respect to such disputed line item. Except as Seller and Buyer may otherwise agree, all communications between Seller and Buyer or any of their respective Representatives, on the one hand, and the Accountant, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating Party. The resolution of disputed items by the Accountant shall be final and binding on the Parties (absent manifest error) and the determination of the Accountant shall constitute an arbitral award that is final, binding and non-appealable (absent manifest error) and upon which a Judgment may be entered by a court having jurisdiction thereover. The costs and expenses of the Accountant shall be borne by Buyer and Seller in inverse proportion to the difference between the Accountant’s final determination and of the amounts advocated by Seller or Buyer with respect to such items, as applicable. For example, if (i) the Seller submits a Notice of Objection for $1,000, (ii) the Buyer contests only $500 of the amount claimed by the Seller, and (iii) the Accountant ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Accountant would be allocated 60% (i.e., 300/500) to the Buyer and 40% (i.e., 200/500) to the Seller.

(d)        Adjustment Payment. Notwithstanding Section 9.1.2, within 10 Business Days after the date on which the Closing Date Inventory Statement (and the Closing Inventory Value contained therein) becomes final and binding on Seller and Buyer in accordance with Section 2.5.3(c), (i) if the Closing Inventory Value is more than $100,000 less than the Estimated Inventory Value, the Closing Payment shall be adjusted downward by the amount of such difference, and Seller shall pay the amount of such difference to Buyer, and (ii) if the Closing Inventory Value is more than $100,000 greater than the Estimated Inventory Value, the Closing Payment shall be adjusted upward by the amount of such excess, and Buyer shall pay the amount of such excess to Seller. Any payment under this Section 2.5.3(d) shall be made by wire transfer of immediately available funds to an account designated in writing by the payee (such designation to be made at least two Business Days prior to the date on which such payment is due).

(e)        Access to Buyer’s Books and Records. Following the Closing and until the date the Closing Date Inventory Statement has become final and binding pursuant to Section 2.5.3(c), Buyer shall (i) provide or cause to be provided to Seller and its Representatives access upon reasonable notice during normal business hours to the properties, books, Contracts, personnel and records of Buyer and its Affiliates, and Buyer’s, its Affiliates’ and its and their accountants’ work papers relevant to the preparation of the Closing Date Inventory Statement and the adjustments contemplated by this Section 2.5.3, (ii) provide Seller, upon Seller’s request, with copies of any such books, Contracts, records and work papers and (iii) cause its personnel to reasonably cooperate with Seller and respond to Seller’s requests for information promptly with respect thereto; provided, however, that the Buyer and its Affiliates, including the Divesting Entities, shall not be required to provide any information the disclosure of which is restricted by Contract or applicable Law (including competition or antitrust Law) or which would, based on the advice of counsel, result in the waiver of any privileges (provided that Buyer shall cooperate to permit such disclosure in a manner consistent with the preservation of such privilege). The accountants of Buyer and its Affiliates shall not be obligated to make any work papers available to any Person under this Section 2.5.3 unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

2.6       Closing.

2.6.1      Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the Washington, D.C. office of Covington & Burling LLP, or remotely by electronic exchange of executed signature pages, at 10:00 a.m. Eastern time, on the first Business Day of the month following the date on which all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 have been satisfied (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), but not earlier than July 1, 2020, or such other time, date and place as Buyer and Seller agree to in writing. Notwithstanding the foregoing, the Closing shall occur on or prior to the latest date by which the transactions contemplated by this Agreement must close under the Consent Order. The Closing shall be deemed to have occurred at 12:00 a.m., Eastern time, on the Closing Date, such that Buyer shall be deemed the owner of the Purchased Assets on and after the Closing Date.

2.6.2      Closing Deliveries.

(a)        Except as otherwise indicated below, at the Closing, Seller shall, or shall cause the other Divesting Entities to (as applicable), deliver the following to Buyer:

(i)         each of the Ancillary Agreements to which Seller or any Divesting Entity is a party, validly executed by a duly authorized Representative of Seller or the applicable Divesting Entity;

(ii)        the tangible Purchased Assets; provided, that (A) delivery shall, unless the Parties otherwise mutually agree, be to the locations, in the formats and on the timeframes set forth in Schedule 2.6.2(a)(ii) or as otherwise set forth in this Agreement or the Transitional Services Agreement, and (B) the Divesting Entities shall have the right, on behalf of themselves and their Affiliates, licensees, sublicensees, licensors, sublicensors and distributors to (i) retain copies of the Purchased Regulatory Documentation, the Purchased Product Promotional Materials, the Purchased Product Records and the Purchased Contracts, in each case, as shall be reasonably required for them to comply with their respective legal, regulatory, stock exchange, Tax and financial reporting requirements, to exercise the rights provided under Section 2.2.1, and for any other reasonable business purpose, including in respect of Litigation and insurance matters, and (ii) prior to delivering or making available any Purchased Asset to Buyer in accordance with Section 2.1, redact from such Purchased Asset any information to the extent that (x) such information does not relate to the Manufacture of the Products or the Product Business or (y) such information constitutes any Excluded Assets; provided, however, that, notwithstanding the foregoing, the Divesting Entities shall not have the right to redact information from Purchased Regulatory Documentation or Purchased Product Registrations that is required to Manufacture or Exploit the Products in the applicable Field and in the applicable Territory;

(iii)       a certificate, dated as of the Closing Date, validly executed by a duly authorized Representative of Seller, certifying that all of the conditions set forth in Section 6.1.1 and Section 6.1.2 have been satisfied; and

(iv)       a properly executed, complete and correct IRS Form W-9 of Seller and any other Divesting Entity to which Buyer will make a payment at Closing.

(b)        At the Closing, Buyer shall deliver the following to Seller:

(i)         each of the Ancillary Agreements to which Buyer or its Affiliates is a party, validly executed by a duly authorized Representative of Buyer or its applicable Affiliate;

(ii)        the Closing Payment (along with a U.S. Federal Reserve reference number or similar evidencing execution of each such payment); and

(iii)       a certificate, dated as of the Closing Date, validly executed by a duly authorized Representative of Buyer, certifying that all of the conditions set forth in Section 6.2.1 and Section 6.2.2 have been satisfied.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of Seller. Seller represents and warrants to Buyer, as of the Execution Date (except for the representations and warranties in Section 3.1.2 and Section 3.1.3, which also are made as of the date of this Agreement) and as of the Closing Date, as follows; provided, that Seller’s representations and warranties do not apply to or cover any activities of Buyer or its Affiliates in connection with the Product Business.

3.1.1      Entity Status. Each Divesting Entity is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of its organization or incorporation.

3.1.2      Authority.

(a)        Each Divesting Entity has the requisite corporate power and authority to (i) own, use and operate the Purchased Assets as now owned, used and operated and to conduct the Product Business as now being conducted and (ii) enter into this Agreement and the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be consummated by it hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller will be a party and the consummation of the transactions contemplated to be consummated by it hereby and thereby have been duly authorized by all necessary corporate actions of Seller. This Agreement (assuming the due authorization, execution and delivery hereof by Buyer) constitutes, and each Ancillary Agreement to which Seller will be a party, when executed and delivered by Seller (assuming the due authorization, execution and delivery thereof by each other party thereto), will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Enforceability Exceptions”).

(b)        Each Divesting Entity that will enter into an Ancillary Agreement has the requisite entity power and authority to perform its obligations under each Ancillary Agreement to which it will be a party and to consummate the transactions contemplated to be consummated by it thereby. The execution and delivery of the Ancillary Agreements to which any Divesting Entity will be a party and the consummation of the transactions contemplated to be consummated by it thereby will, by the Closing, have been duly authorized by all necessary organizational actions of such Divesting Entity. Each Ancillary Agreement, when executed and delivered by a Divesting Entity that will be a party thereto (assuming the due authorization, execution and delivery thereof by each other party thereto), will constitute the valid and legally binding obligation of such Divesting Entity, enforceable against such Divesting Entity in accordance with its terms, subject to the Enforceability Exceptions.

3.1.3      Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby and the execution, delivery and performance by each Divesting Entity of each Ancillary Agreement to which such Divesting Entity will be a party, and the consummation of the transactions contemplated thereby, do not and will not, directly or indirectly, with or without due notice or lapse of time or both (a) violate the articles of incorporation or bylaws or comparable organizational documents of such Divesting Entity, as applicable, (b) subject to obtaining the Consent Orders and obtaining the consents, permits and authorizations, giving the notices and making the filings referred to in Section 3.1.5(b), violate any Law or other restriction of any Governmental Authority in the Territory applicable to such Divesting Entity, as applicable, the Product Business or the Purchased Assets or violate any Judgment of a Governmental Authority to which any Divesting Entity is subject in respect of the Product Business, (c) require any consent by any Person under, violate, breach or constitute a default under or result in the termination, cancellation, acceleration, revocation, withdrawal, suspension, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under any of the terms, conditions or provisions of any Purchased Contract or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any Purchased Asset, except, in the case of (b), (c) or (d), as would not reasonably be expected to be material to the Product Business, taken as a whole.

3.1.4      No Broker. There is no broker, finder or financial advisor acting or who has acted on behalf of Seller or any of its Affiliates that is entitled to receive any brokerage or finder’s or financial advisory fee from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.1.5      No Litigation; Consents.

(a)        Except as set forth in Schedule 3.1.5 of the Disclosure Schedules, there is no, and during the past three years prior to the Execution Date there has not been any (i) Litigation pending or, to Seller’s Knowledge, threatened in writing by or against any other Divesting Entity before any Governmental Authority in the Territory in respect of the Product Business or the Purchased Assets or (ii) Judgment (other than the Consent Orders) in the Territory to which Seller or any other Divesting Entity is subject in respect of the Product Business or the Purchased Assets, except, in each case ((i) and (ii) immediately above), for such Litigation and

Judgments that would not reasonably be expected to be material to the Product Business, taken as a whole.

(b)        Except for (i) the Consent Orders, (ii) consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would have a materially adverse impact on the Product Business, taken as a whole, (iii) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates and (iv) items disclosed in Schedule 3.1.5(b) of the Disclosure Schedules, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Authority is required for Seller or any other Divesting Entity to consummate the transactions contemplated hereby or by the Ancillary Agreements.

3.1.6      Title; Sufficiency.

(a)        The Divesting Entities collectively have good title to, or valid contract rights in, as applicable, the Purchased Assets (other than the Purchased Intellectual Property), free and clear of all Encumbrances other than Permitted Encumbrances.

(b)        The Purchased Assets (assuming the receipt of all Required Consents), together with (i) the rights, assets and services provided or granted to Buyer or its Affiliates under this Agreement and the Ancillary Agreements, (ii) the employees, real property, tangible personal property, and general corporate, finance and support services (including quality, pharmacovigilance and supply chain management services) and functions provided by Seller and its Affiliates to the Product Business prior to the Closing and (iii) the Shared Contracts, constitute all of the assets and rights necessary, and are sufficient to enable Buyer, immediately following the Closing, to continue to conduct the Product Business in all material respects in the same manner as currently conducted by Seller immediately prior to the Closing. Except as previously disclosed to Buyer, there are no pipeline projects using nitenpyram as an active pharmaceutical ingredient being developed or in development in the five years prior to the Execution Date by the Divesting Entities for sale in the applicable Field and the applicable Territory.

3.1.7      Contracts. Each Purchased Contract and Shared Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Divesting Entity party thereto and, to Seller’s Knowledge, each other party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each Divesting Entity party to a Purchased Contract or Shared Contract is not and, to Seller’s Knowledge, no other party thereto is, in default any material respect in the performance, observance or fulfillment of any obligation or covenant contained in such Purchased Contract or Shared Contract, as applicable. As of the Execution Date, no Divesting Entity has provided to or received from any other party to a Purchased Contract or Shared Contract written notice of any such alleged default. As of the Execution Date, no Divesting Entity has given any written notice to a Third Party that is a party to any Purchased Contract or Shared Contract to which such Divesting Entity is a party that it intends to terminate such Purchased Contract or Shared Contract and has not received any written notice from any such Third Party stating that such Third Party intends to terminate any Purchased Contract or Shared Contract, as applicable. To Seller’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a default in any material respect under any Purchased Contract or Shared Contract, as applicable, or would cause or permit any revocation, withdrawal, suspension, acceleration, cancellation, termination, modification of or other changes of or to any right or obligation or the loss of any benefit thereunder. True and complete copies of all Purchased Contracts have been made available to Buyer, except to the extent such Contracts have been redacted to (a) enable compliance with Laws relating to antitrust or the safeguarding of data privacy, (b) comply with confidentiality obligations owed to Third Parties, or (c) exclude information not related to the Product Business or the Products and the applicable Field and applicable Territories. Solely for purposes of this Section 3.1.7, all references to a “Shared Contract” refer to the Contracts set forth on Schedule 2.3.3(i) and Schedule 2.3.3(iii).

3.1.8      Compliance with Law. The Divesting Entities, with respect to the operation of the Product Business and Purchased Assets, are and during the three years prior to the Execution Date have been in compliance with all applicable Laws. During the three years prior to the Execution Date, no Divesting Entity has received any written notices or other written communication from any Governmental Authority regarding any actual, alleged or potential noncompliance with applicable Law with respect to the Product Business or the Purchased Assets. The Divesting Entities hold all material licenses, franchises, permits, certificates, consents approvals, filings, registrations, exemptions, classifications, variances or other similar authorizations, documents or rights issued by applicable Governmental Authorities necessary for the lawful conduct of the Product Business or Manufacture of the Products for Exploitation in the applicable Territory (each, a “Permit” and collectively, the “Permits”).

3.1.9      Anti-Corruption; Trade.

(a)        During the past three years, no Divesting Entity or, to Seller’s Knowledge, any Representative acting on behalf of a Divesting Entity, in each case, in connection with the Product Business or Manufacture of the Products for Exploitation in the applicable Territory, has, in violation in any material respect of the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) or any similar Anti-Corruption Laws that apply to the Product Business, offered, given, promised or authorized the giving of anything of value, directly or indirectly, to any Person, including any Government Official, for the purpose of influencing any action or decision of a Government Official in his or her official capacity to assist the Divesting Entities in obtaining or retaining business or any business advantage, or directing business to, any Person. For purposes of this Section 3.1.9, “Anti-Corruption Laws”, means the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any similar applicable Laws regarding corruption, bribery, ethical business conduct, or gifts, hospitalities, or expense reimbursements to public officials and private persons which are applicable in countries in which the Divesting Entities conduct the Product Business or Manufacture the Products and “Government Official” means: (a) any officer, employee or representative of any foreign Governmental Authority; (b) any officer, employee or representative of any public international organization; (c) any person acting in an official capacity for any foreign Governmental Authority identified above; and (d) any foreign political party, party official or candidate for political office.

(b)        Neither the Divesting Entities nor, to Seller’s Knowledge, any Representative acting on behalf of a Divesting Entity, in each case, in connection with the Product Business or the Manufacture of the Products for Exploitation in the applicable Territory is currently, or has in the past three years, in connection with the Product Business: (i) been or conducted business with a Sanctioned Person, (ii) operated in a country subject to a comprehensive embargo under Sanctions Laws or Ex-Im Laws (currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or conducted any dealings with the Government of Venezuela or any entity owned or controlled by the government of Venezuela, or (iii) been in violation of applicable Sanctions Laws or Ex-Im Laws.

(c)        In the past three years, the Divesting Entities have not been, to Seller’s Knowledge, the subject of any investigation, written inquiry or enforcement proceedings by any Governmental Authority regarding any violation or alleged violation under any Anti-Corruption Laws, Sanctions Laws, or Ex-Im Laws, and, to Seller’s Knowledge, no such investigation, written inquiry or proceedings are pending or have been threatened.

3.1.10    Regulatory Matters.

(a)        The Divesting Entities, collectively, are the registered holders of all Purchased Product Registrations. The Purchased Product Registrations are in full force and effect. No Litigation is pending or, to Seller’s Knowledge, threatened in writing regarding the revocation of any Purchased Product Registration. As of the Execution Date, no Divesting Entity has received any written communication from any Governmental Authority threatening to withdraw or suspend any Purchased Product Registration that has not been withdrawn or otherwise remedied. No Divesting Entity is in material violation of the terms of any Purchased Product Registration.

(b)        All units of Product Manufactured in the three years prior to the Execution Date were Manufactured in all material respects in accordance with the specifications contained in the applicable Purchased Product Registration and in accordance with applicable Law. During the three years prior to the Execution Date, there has not been any product recall, market withdrawal or replacement conducted by or on behalf of any Divesting Entity concerning the Products or, to Seller’s Knowledge, any product recall, market withdrawal or replacement conducted by or on behalf of any Third Party due to any issues regarding the safety, quality or any manufacturing defect, impurity or adulteration in or of the Product, in each case, in the applicable Field in the applicable Territory. In the three years prior to the Execution Date, no Divesting Entity has received any written claim threatening or commencing Litigation as a result of any actual or alleged death or injury from use of any Product.

(c)        During the three years prior to the Execution Date, no Divesting Entity, with respect to the Manufacture of the Products or the Product Business, has been subject to physical inspections or received written inspection reports from the U.S. Food and Drug Administration or any comparable applicable Governmental Authority in the Territory, in which such Governmental Authority has asserted or alleged in writing that the operations of such Divesting Entity were or are not in compliance with any applicable Laws.

3.1.11    Intellectual Property.

(a)        Seller or one of the other Divesting Entities is the sole and exclusive owner of the Purchased Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)        Schedule 3.1.11(b) of the Disclosure Schedules sets forth, as of the Execution Date, a true and complete list of all Purchased Intellectual Property owned or purported to be owned by the Divesting Entities in the Territory that has been issued, registered or granted, or that is the subject of an application for registration, issuance or grant, and has not been abandoned or withdrawn, including the registration or application date, as applicable and the record owner (“Owned Registered Product IP”). All required maintenance fees, annuity fees or renewal fees for the Owned Registered Product IP that are due and payable prior to the Closing Date have been or will be paid prior to the Closing Date. All unexpired Owned Registered Product IP that has been issued, registered or granted is valid and enforceable. No loss or expiration of any such Owned Registered Product IP due to any act or omission of Seller, any of its Affiliates or any of the Divesting Entities is pending or, to Seller’s Knowledge, threatened.

(c)        The conduct of the Product Business and the Manufacture of Products for Exploitation in the applicable Field and in the applicable Territory, as currently conducted and Manufactured, respectively, by the Divesting Entities, does not infringe or misappropriate any Third Party’s patent, trade secret, Copyright, Trademark or other intellectual property rights in the Territory, except as would not reasonably be expected to be material to the Product Business, taken as a whole, and (ii) as of the Execution Date, no Litigation is pending or threatened in writing against any Divesting Entity (A) based upon, challenging or seeking to deny or restrict the ownership, use, registration, validity or enforceability of any of the Purchased Intellectual Property or (B) alleging that the Divesting Entities’ conduct of the Product Business and the Manufacture of the Products for Exploitation in the applicable Field and in the applicable Territory, infringes or misappropriates or otherwise violates the patent, trade secret, Copyright, Trademark or other intellectual property rights of any Third Party in the Territory, and no such claim has been asserted by any Third Party against any of the Divesting Entities in writing in the three years prior to the Execution Date.

(d)        To Seller’s Knowledge, as of the Execution Date, no Third Party is engaging in any activity that infringes or misappropriates or otherwise violates any Purchased Intellectual Property in the Territory, except as would not reasonably be expected to be material to the Product Business, taken as a whole, and, prior to the Execution Date, no such claim has been asserted by any Divesting Entity against any Person in writing, except as would not reasonably be expected to be material to the Product Business, taken as a whole, in the three years prior to the Execution Date.

(e)        Except as would not reasonably be expected to be material to the Product Business, taken as a whole, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Buyer’s right to own or use any Purchased Intellectual Property. Immediately subsequent to the Closing, and except as would not reasonably be expected to be material to the Product Business, taken as a whole, the Purchased Intellectual Property will be owned or available for use by the Buyer on terms and conditions substantially identical in all material respect to those under which the Divesting Entities own or use the Purchased Intellectual Property immediately prior to the Closing.

(f)        The Divesting Entities have taken commercially reasonable measures consistent with industry practice in the animal health industry to maintain the confidentiality and value of all confidential information used or held for use in connection with, and material to, the Manufacture of the Products or conduct of the Product Business and included in the Purchased Assets. To Seller’s Knowledge, no trade secrets included in the Purchased Assets that are material to the Manufacture of the Products or conduct of the Product Business have been disclosed by the Divesting Entities to any Person except pursuant to valid non-disclosure or license agreements. The Divesting Entities have taken commercially reasonable measures consistent with industry practice in the animal health industry to ensure that any Purchased Intellectual Property that is currently used in and is material to the Manufacture of the Products or conduct of the Product Business and that has been conceived, developed or created for the Divesting Entities by any other Person is the subject of a valid and legally enforceable written agreement or other valid and legally enforceable arrangement with such Person with respect thereto transferring to the Divesting Entities such Person’s right, title and interest therein and thereto.

(g)        The Product Business is and, in the three years prior to the Execution Date, has been operated, in material compliance with all applicable Privacy and Security Requirements. The Product Business has not, in the three years prior to the Execution Date, experienced any Security Breaches, and none of the Divesting Entities has received, in the three years prior to the Execution Date, any notices or complaints in writing from any Person regarding such a Security Breach, in each case, except as would not be material to the Product Business, taken as a whole. In connection with the Product Business, to Seller’s Knowledge, none of the Divesting Entities has received in the three years prior to the Execution Date, any notices or complaints in writing from any Person (including any Governmental Authority) regarding noncompliance with applicable Privacy and Security Requirements.

(h)        Except as would not reasonably be expected to be material to the Product Business, taken as a whole, (i) the execution, delivery, or performance of this Agreement will not violate any applicable Privacy and Security Requirements and (ii) the Divesting Entities, with respect to the Product Business, have in place reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Personal Information processed by or on behalf of the Divesting Entities in the conduct of the Product Business from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. The Divesting Entities, with regard to the Product Business, have in place commercially reasonable data back-up or contingency operations plans consistent with industry standards.

3.1.12    Product Financial Information.

(a)        Seller has made available to Buyer or its Representatives the annual net sales, cost of goods sold, and gross margin for each of the Products in the Territory for the calendar years ending December 31, 2017 and 2018 and for the nine months ending September 30, 2019 (the “Financial Information”). Such Financial Information presents fairly and accurately in all material respects the net sales, cost of goods sold, and gross margin for the Products in the applicable Fields and in the applicable Territory as of the dates, and for the periods, indicated therein, and was prepared from and in accordance with the accounting books and records of the Divesting Entities. The accounting books and records of the Divesting Entities were maintained in accordance with GAAP during the calendar years ended December 31, 2017 and 2018 and for the nine months ending September 30, 2019.

(b)        Since September 30, 2019 until the Execution Date, there has not been any event, change, occurrence or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.1.13    Taxes.

(a)        There are no Encumbrances for Taxes on the Purchased Assets other than Permitted Encumbrances.

(b)        The Divesting Entities have timely filed all material Tax Returns to the extent relating solely to the Products Business or Purchased Assets that were due in accordance with applicable Laws. All such Tax Returns are true, correct, and complete in all material respects. All Taxes shown as due and payable with respect to such Tax Returns have been timely paid to the appropriate Governmental Authority and the Divesting Entities have no liability for any delinquent Taxes (whether or not relating to a Tax Return) to the extent relating solely to the Products Business or Purchased Assets.

(c)        No Purchased Contract or Shared Contract includes a Tax Sharing Agreement (other than a Tax Sharing Agreement entered into in the ordinary course of business that is not primarily related to Taxes but which typically includes in that type of contract Tax sharing responsibilities (such as paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement)).

(d)        No audits or other proceedings are in progress or pending, or to Seller’s Knowledge, threatened with respect to any Tax Return or Taxes of any Divesting Entity with respect to the Products Business or Purchased Assets.

(e)        No Purchased Asset represents an interest in a partnership for any applicable Tax purpose.

3.1.14    Purchased Inventory. The Purchased Inventory (a) is of a good and merchantable quality and is usable or saleable in the ordinary course of the Product Business (other than any Purchased Inventory as to which no value is ascribed in accordance with Section 2.5.3), (b) complies in all material respects with applicable Law and the specifications therefor included in the Purchased Regulatory Documentation, and (c) was Manufactured in all material respects with applicable Law and applicable Product Registrations. The Purchased Inventory is, and will be, in quantities sufficient for the normal operation of the Product Business in the ordinary course of business. None of the Purchased Inventory is obsolete or expired or held on a consignment basis (other than any Purchased Inventory as to which no value is ascribed in accordance with Section 2.5.3).

3.1.15    Material Customers; Material Suppliers.

(a)        Schedule 3.1.15(a) of the Disclosure Schedules sets forth (i) a true and complete list of the names of the top twenty customers of the Product Business (the “Material Customers”) based on the consolidated gross revenue per customer for the twelve months ended December 31, 2019.  Since December 31, 2018 until the Execution Date, no Material Customer has made any written threat to (i) cancel or otherwise terminate its relationship with a Divesting Entity with respect to the Product Business, (ii) materially decrease its purchase of units of the Product or (iii) materially change the terms (whether related to payment, timing of payment, price or otherwise) with respect to its purchase of units of the Product (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  No Material Customer has any right to any credit or refund for units for Product Supplied or services rendered or to be rendered by the Divesting Entities as part of the Product Business other than pursuant to normal course credit or refund policies of the Divesting Entities with regard to the Product Business.

(b)        Schedule 3.1.15(b) of the Disclosure Schedules sets forth (i) a true and complete list of the names of the top five suppliers of the Product Business (the “Material Suppliers” ), based on the consolidated gross expenditure per supplier for the twelve months ended December 31, 2019.  Since December 31, 2018 until the Execution Date, no Material Supplier has made any written threat to (i) cancel or otherwise terminate its relationship with a Divesting Entity with respect to the Product Business, or (ii) materially change the terms (whether related to payment, timing of payment, price or otherwise) with respect to its purchase of goods or services as applicable (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.1.16    Affiliate Contracts.  Section 3.1.16 of the Disclosure Schedules set forth a list of any Purchased Contract that a Divesting Entity or an Affiliate of a Divesting Entity will be a party to following the assignment of any Contract to Buyer in accordance with this Agreement.

3.2       Representations and Warranties of Buyer. Buyer represents and warrants to Seller, as of the Execution Date (except for the representations and warranties in Section 3.2.2 and Section 3.2.3, which also are made as of the date of this Agreement) and as of the Closing Date, as follows:

3.2.1      Entity Status. Each of Buyer and each Affiliate of Buyer that is specified to be a party to any Ancillary Agreement is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization or incorporation.

3.2.2      Authority.

(a)        Buyer has the requisite limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be consummated by it hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer will be a party and the consummation of the transactions contemplated to be consummated by it hereby and thereby have been duly authorized by all necessary limited liability company actions of Buyer. This Agreement (assuming the due authorization, execution and delivery hereof by Seller) constitutes, and each Ancillary Agreement to which Buyer will be a party, when executed and delivered by Buyer (assuming the due authorization, execution and delivery thereof by each other party thereto), will constitute, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

(b)        Each Affiliate of Buyer that will enter into an Ancillary Agreement has the requisite entity power and authority to perform its obligations under each Ancillary Agreement to which it will be a party and to consummate the transactions contemplated to be consummated by it thereby. The execution and delivery of the Ancillary Agreements to which any Affiliate of Buyer will be a party and the consummation of the transactions contemplated to be consummated by it thereby will, by the Closing, have been duly authorized by all necessary organizational actions of such Affiliate. Each Ancillary Agreement, when executed and delivered by an Affiliate of Buyer that is a party thereto (assuming the due authorization, execution and delivery thereof by each other party thereto), will constitute the valid and legally binding obligation of such Affiliate, enforceable against such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

3.2.3      Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and of each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated thereby, and the execution, delivery and performance by each Affiliate of Buyer of each Ancillary Agreement to which such Affiliate will be a party, and the consummation of the transactions contemplated thereby, do not and will not (a) violate the articles of incorporation or bylaws or comparable organizational documents of Buyer or such Affiliate, as applicable, (b) subject to obtaining the Consent Orders and obtaining the consents, permits and authorizations, giving the notices and making the filings referred to in Section 3.2.5(b), violate any Law or other restriction of any Governmental Authority applicable to Buyer or such Affiliate, as applicable, or violate any Judgment of a Governmental Authority to which Buyer or any of its Affiliates is subject or (c) violate, breach or constitute a default under or result in the termination or cancellation of any material Contract to which Buyer or any of its Affiliates is a party, except, in the case of (b) or (c), for such violations, breaches, defaults or terminations that would not reasonably be expected to constitute a Buyer Material Adverse Effect.

3.2.4      No Broker. There is no broker, finder or financial advisor acting or who has acted on behalf of Buyer or any of its Affiliates that is entitled to receive any brokerage or finder’s or financial advisory fee from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.2.5      No Litigation; Consents.

(a)        As of the Execution Date, (i) there is no Litigation pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates before any Governmental Authority, and (ii) there is no Judgment of a Governmental Authority to which Buyer or any of its Affiliates is subject, except, in each case ((i) and (ii) immediately above) for such Litigation and Judgments that would not reasonably be expected to constitute a Buyer Material Adverse Effect.

(b)        Except for (i) the Consent Orders, (ii) consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to constitute a Buyer Material Adverse Effect, and (iii) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Seller or its Affiliate, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Authority or other Person is required for Buyer to consummate the transactions contemplated hereby or by the Ancillary Agreements.

3.2.6      Financing; Solvency.

(a)        Notwithstanding anything in this Section 3.2.6 or elsewhere in this Agreement, Buyer affirms, represents and warrants that its obligations hereunder are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or the obtaining of any financing by Buyer or any other Person or (ii) the availability of financing to Buyer or any other Person. Buyer acknowledges and agrees that the obtaining any financing is not a condition to Closing.

(b)        Buyer and its Affiliates, as of the Closing Date will have, together with cash on hand, all of the funds necessary for the payment of the full consideration payable hereunder and to make all other payments required to be made by Buyer or its Affiliates in connection with the transactions contemplated hereby and by the Ancillary Agreements and to pay all fees and expenses of Buyer and its Affiliates incurred in connection with the transactions contemplated under this Agreement and the Ancillary Agreements.

(c)        After giving effect to the transactions contemplated hereby, including the payment of the Purchase Price and all other amounts required to be paid by Buyer and its Affiliates in connection with the consummation of the transactions contemplated hereby and the occurrence of any financing, and assuming the accuracy of all of Seller’s representations and warranties in all respects, Buyer will not (i) be insolvent (because (A) Buyer’s financial condition is such that the sum of its debt is greater than the fair value of its assets, (B) the present fair saleable value of Buyer’s assets will be less than the amount required to pay Buyer’s probable liability on its debts as they become absolute and matured or (C) Buyer is unable to pay all of its debt as and when they become due and payable), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

3.3       Exclusivity of Representations.

3.3.1      Buyer, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that, except for the express representations and warranties of Seller contained in Section 3.1 or in any Ancillary Agreement, (a) Buyer is acquiring the Purchased Assets on an “as is, where is” basis and (b) neither Seller nor any of its Affiliates has made any representation or warranty either express or implied whatsoever herein or otherwise related to this Agreement, any Ancillary Agreement, any Product, the Product Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby or by any Ancillary Agreement, individually or collectively, either in fact or by operation of Law, by statute or otherwise, otherwise, including any warranty as to quality, non-infringement, fitness for a particular purpose, merchantability, condition of the Purchased Assets, the operation of the Product Business by Buyer or its Affiliates after the Closing, the probable success or profitability of the Product Business after the Closing or as to any other matter. Buyer, together with and on behalf of its Affiliates and Representatives, specifically disclaims that it is or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and Buyer, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that Seller and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

3.3.2      Buyer acknowledges and agrees that, except to the extent provided in any Representation and Warranty Insurance Policy obtained by it with respect to the transactions contemplated hereby (“R&W Policy”) or a claim for Fraud, neither it nor any other Buyer Indemnitee shall have any claim or right to recourse, except as pursuant to Article 7 hereof with respect to any information, documents, or materials furnished to or for Buyer or any of its Affiliates or Representatives by Seller or any of its Affiliates or any of their respective Representatives, including any information, documents, or material made available to Buyer or any of its Affiliates or Representatives in any “data room”, management presentation, “teaser”, information memorandum, or any other form in connection with this Agreement, any Ancillary Agreement, the Product, the Product Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or any Ancillary Agreement.

3.3.3      Buyer has received and may continue to receive from Seller and its Affiliates certain estimates, projections, plans, budgets and other forecasts for the Product Business or Products. Buyer acknowledges that these estimates, projections, forecasts, plans and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other. Further, Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the underlying assumptions) and that Buyer is not relying on any estimates, projections, forecasts, plans or budgets made available or otherwise furnished by Seller or its Affiliates, and Buyer shall not, and shall cause each other Buyer Indemnitee not to, hold any such Person liable with respect thereto (whether in warranty, contract, tort (including negligence or strict liability) or otherwise).

ARTICLE 4

PRE-CLOSING COVENANTS

4.1       Access and Information.

4.1.1      During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), Seller shall afford Buyer and its Representatives continued

reasonable access through an electronic data room to the books and records of Seller, to the extent maintained exclusively or primarily in connection with the Product Business (other than the Excluded Assets and Excluded Liabilities), in each case for the sole purposes of facilitating the Closing and facilitating the preparation for the transition of the Product Business to Buyer; provided, however, that such access shall not unreasonably disrupt Seller’s ordinary course operations. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access could, in Seller’s reasonable judgment, (i) violate applicable Law (including the Consent Orders) or any binding agreement entered into prior to the Closing Date (including any confidentiality agreement with a Third Party to which Seller is a party), (ii) jeopardize any attorney/client privilege or other established legal privilege, unless the books and records can be shared without losing such privilege, or (iii) disclose any trade secrets not included in the Purchased Intellectual Property; provided, that Seller shall use commercially reasonable efforts to make such disclosure or provide such access in a manner that does not result in the occurrence of any of the items described in the preceding clauses (i) through (iv) (including through the sharing of books and records on an outside counsel basis or under a “clean team” arrangement). All requests for information made pursuant to this Section 4.1.1 shall be directed to such person or persons as may be designated by Seller, and Buyer shall not directly or indirectly contact any director or Representative of Seller or any of its Affiliates without the prior approval of such designated person(s). The auditors and independent accountants of any of the Divesting Entities shall not be obligated to make any work papers available to any Person under this Agreement unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by Seller, Buyer shall, and shall cause its Affiliates (as applicable) to, enter into a customary joint defense agreement with Seller or its Affiliates with respect to any information to be provided to Buyer pursuant to this Section 4.1.1.

4.1.2      Buyer acknowledges and agrees that certain records may contain information relating to Seller or its Affiliates and that prior to making any such records available to Buyer, Seller or its Affiliates may redact any information to the extent that (x) such information does not relate to the Manufacture of the Products for Exploitation in the applicable Field and applicable Territory or the Product Business or (y) such information constitutes any Excluded Assets; provided, however, that, notwithstanding the foregoing, the Divesting Entities shall not have the right to redact information from Purchased Regulatory Documentation or Purchased Product Registrations that is required to Manufacture or Exploit the Products.

4.1.3      During the Pre-Closing Period, except in the ordinary course of Buyer’s business as distributor and reseller of the Products, Buyer hereby agrees it will not contact, and it shall cause its Affiliates and Representatives to not contact, any licensor, licensee, competitor, supplier, distributor or customer of Seller or Bison with respect to the Bison Acquisition Agreement, Products, the Purchased Assets, the Product Business, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion.

4.2       Ordinary Course of Business.

4.2.1      During the Pre-Closing Period, except (a) as set forth in Schedule 4.2 or as otherwise contemplated by this Agreement or any Ancillary Agreement, (b) as required by applicable Law (including the Consent Orders), (c) as required by the terms of the Bison Acquisition Agreement (to the extent not resulting in any adverse impact on the Purchased Assets or Assumed Liabilities) that is available to Buyer, (d) for any actions taken by Seller that are reasonably necessary to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or the Bison Acquisition Agreement (to the extent not resulting in any adverse impact on the Purchased Assets or Assumed Liabilities), or (e) as Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) Seller shall, and shall cause the other Divesting Entities to, use its and their respective reasonable best efforts to conduct the Product Business in the ordinary course, including with respect to the maintenance of manufacturing facilities and relationships with suppliers, customers and distributors of the Product Business (provided that no action taken or not taken by the Divesting Entities in order to comply with any of clauses (i) through (xi) below shall be deemed a breach of this clause (x)) and (y) not take any of the following actions in respect of the Products or Product Business, as applicable:

(i)         acquire (by merger, exchange, consolidation, purchase of stock, shares, assets or otherwise) any Person or asset, other than any acquisition which is not reasonably expected to impair in any material respect the operating cash flows of the Product Business;

(ii)        sell, transfer, lease, license or otherwise dispose of any material Purchased Assets other than (A) pursuant to existing Contracts disclosed to Buyer or (B) assets at the end of their useful lives or out of redundancy or (C) sales of inventory in the ordinary course of business;

(iii)       subject any Purchased Assets to any Encumbrance, other than a Permitted Encumbrance;

(iv)       (A) amend, terminate, assign or waive any material provision under any Purchased Contract or (B) enter into any Contract that would be a Purchased Contract and that has a contract value of more than $100,000;

(v)        abandon, fail to maintain or assign any Purchased Intellectual Property;

(vi)       waive, release, assign, settle or compromise any material Litigation relating to the Purchased Assets or the Assumed Liabilities;

(vii)      enter into any Contract with respect to the Product Business that would limit or restrict Buyer or its Affiliates, as owners of the Purchased Assets following the Closing, from engaging in any business in any geographic area;

(viii)     intentionally or recklessly damage, destroy or permit any loss of any material Purchased Asset;

(ix)       waive, release or assign any material rights or claims of any Purchased Asset held by a Divesting Entity;

(x)        increase sales of the Products to such customers in a manner inconsistent with the ordinary course of business or past practices that constitutes “trade loading” or similar sales activities that would reasonably be expected to, through an over-supply of such Products to customers, materially reduce sales of the Products to customers after the Closing, taking into account any general fluctuations of commercial and market circumstances (it being understood that ordinary course price adjustments and promotional activities generally result in fluctuations in levels of sales and inventory levels and, provided they are consistent with past practices, would not constitute a breach of this Section 4.2.1(x)); or

(xi)       commit to agree or take, or enter into any Contract to do any of the foregoing.

4.2.2      Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the Product Business prior to the Closing, and nothing contained in this Agreement is intended to give Seller or its Affiliates, directly or indirectly, the right to control or direct Buyer’s operations. Prior to the Closing, each of Buyer, on the one hand, and Seller, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

4.3       Obligation to Consummate the Transaction.

4.3.1      Subject to this Section 4.3 and Section 4.4, each Party shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article 6 are satisfied, insofar as such matters are within the control of either of the Parties. Without limiting the generality of the foregoing, during the Pre-Closing Period, commencing as soon as reasonably practicable after the Execution Date, Seller shall use its reasonable best efforts (not requiring the payment of money) to obtain the consents, permits and authorizations, make the filings and issue the notices (in each case, if any) disclosed in Schedule 3.1.3 of the Disclosure Schedules or Schedule 3.1.5(b) of the Disclosure Schedules. Prior to the Closing, Buyer shall cooperate with Seller, upon the request of Seller, in connection with Seller obtaining any such consent, permit or authorization, making such filings and issuing such notices; provided, that such cooperation shall not include any requirement of Buyer or any of its Affiliates to pay money to any Third Party, commence any Litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts. In addition to the foregoing, Buyer agrees, subject to any applicable obligations of confidentiality, to provide such evidence as to its financial capability, resources and creditworthiness as may be reasonably requested by any Third Party whose consent is sought hereunder.

4.3.2      Nothing in this Agreement shall obligate Seller or any of its Affiliates to take any action with respect to the Bison Acquisition Closing or the consummation of the transactions contemplated by the Bison Acquisition Agreement. Subject to Section 4.4, neither

Seller nor its Affiliates nor Buyer nor its Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of), commence any Litigation or offer or grant any accommodation (financial or otherwise) to any Person from whom any consent may be required in order for the Closing to occur.

4.4       Governmental Consents.

4.4.1      Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to (a) promptly (and in any event, prior to Closing) obtain from the requisite Governmental Authorities any consents or Judgments that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, (b) cooperate fully with each other in promptly seeking to obtain all such consents or Judgments and (c) promptly make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Law, including all filings with applicable Competition Authorities needed to obtain clearance or approval for the transactions contemplated by this Agreement and the Ancillary Agreements.

4.4.2      Where reasonably requested by Seller, Buyer shall (a) provide Seller and its Representatives with draft copies of all submissions and communications to or with applicable Governmental Authorities or other persons in relation to obtaining any consent or Judgment at such time as will allow Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide Seller and its Representatives with copies of all such submissions and communications in the form submitted or sent, and (b) where permitted by the applicable Governmental Authorities or other Person concerned, allow persons nominated by Seller to attend all meetings with applicable Governmental Authorities or other Persons and, where appropriate, to make oral submissions at such meetings.

4.4.3      Buyer understands that Buyer, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are subject to the prior approval of applicable Competition Authorities and that Seller is entering into this Agreement and the Ancillary Agreements to comply with Consent Orders from such Competition Authorities in connection with the transactions contemplated by the Bison Acquisition Agreement. As promptly as practicable after the Execution Date, each Party shall, and shall cause its Affiliates to (as applicable), (a) promptly prepare and furnish all necessary information and documents reasonably requested by applicable Competition Authorities, each other Party or its Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (b) use its and their respective reasonable best efforts to demonstrate to applicable Competition Authorities that Buyer is an acceptable acquiror of the Product Business and that Buyer will compete effectively in conducting the Product Business, and (c) cooperate with the other Party in obtaining all necessary or advisable approvals of applicable Competition Authorities. In the event that any applicable Competition Authority disapproves of any provision of this Agreement or the Ancillary Agreements, and the proposed applicable Consent Order is withheld pending modification of any such provision or Buyer’s commitment to alter its business, Buyer and Seller shall, subject to Buyer’s obligations under Section 4.4.5 below, modify accordingly such provision of this Agreement or the Ancillary Agreements in good faith;

provided that (x) any such modifications shall be limited to the minimum extent necessary to address the issues raised by such Competition Authority and (y) if any such modifications required by such Competition Authority significantly alter the financial terms of the transactions contemplated hereby (which shall include, for the avoidance of doubt, any amendment that requires the transfer to Buyer of any asset other than the Purchased Assets or actions that Buyer may be required to undertake or agree to undertake to comply with Section 4.4.5 below), then, without limitation of the rights of Seller under Section 8.1.4 the Parties agree to negotiate in good faith to seek to agree on mutually acceptable modifications to this Agreement or any Ancillary Agreement as are necessary or appropriate based on the nature of the modifications required by such Competition Authority.

4.4.4      Buyer, on the one hand, and Seller, on the other hand, will, and will cause their respective Affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with this Section 4.4.

4.4.5      Buyer agrees to vigorously contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Without limiting the foregoing and notwithstanding anything in this Agreement to the contrary, Buyer shall take any and all steps necessary or advisable to avoid the entry of or have lifted, vacated or terminated any order of a Governmental Authority or other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, Buyer shall not be required to take or agree or commit to take any action, including any sale, divestiture, or disposition, or to limit or agree to limit its freedom of action or that of its Affiliates in any respect except with respect to Buyer’s and its Affiliate’s pipeline product related to nitenpyram oral flea tablet or any assets related to any such pipeline product.

4.4.6      Buyer shall not, and shall cause its Affiliates not to, enter into any transaction or any Contract to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it more difficult, or to increase the time required, to obtain from the requisite Governmental Authorities any consents or Judgments that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements.

4.5       Seller Guarantees. Buyer acknowledges that in the course of conduct of the Product Business, Seller and its Affiliates may have entered into various arrangements in which guarantees, letters of credit, bonds or similar arrangements were issued by Seller or its Affiliates to support or facilitate the Product as set forth on Schedule 4.5 (the “Seller Guarantees.”) From and after the Closing, Buyer shall use commercially reasonable efforts to obtain replacement guarantees for each of the Seller Guarantees, which will include a guarantor other than Seller or any of its Affiliates.

4.6       Financing.

(a)        Buyer shall, and shall cause its Affiliates to, use their respective reasonable best efforts to obtain financing sufficient to pay the full consideration payable hereunder and to make all other payments required to be made by Buyer and its Affiliates (the “Minimum Financing”) as promptly as practicable following the Execution Date. Buyer and its Affiliates shall not take any actions that could reasonably be expected to (A) materially delay or prevent the funding of the Purchase Price on the Closing Date or (B) otherwise prevent, impede or materially delay the Closing.

(b)        Buyer shall keep Seller informed on a current basis and in reasonable detail of the status of its efforts to obtain the Minimum Financing. Without limiting the generality of the foregoing, if Buyer believes for any reason in good faith that it will not be able to obtain all or any portion of the Minimum Financing, or if any portion of the Minimum Financing otherwise becomes unavailable or Buyer becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Minimum Financing become so unavailable. Buyer shall, and shall cause its Affiliates to, use their respective reasonable best efforts to arrange or obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to obtain the Minimum Financing. Buyer shall deliver to Seller complete and accurate copies of all Contracts or other arrangements pursuant to which any source shall have committed to provide any portion of the Minimum Financing.

(c)        Prior to the Closing, Seller shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to provide to Buyer, at Buyer’s sole expense, all cooperation reasonably requested by Buyer that is necessary, proper or advisable in connection with the arrangement of debt financing from one or more debt financing sources (the “Debt Financing”) (in each case, provided, that (i) such requested cooperation does not unreasonably interfere with the business or ongoing operations of Seller or any of its Affiliates and (ii) except as required for Seller to comply with its obligations under Section 5.17, Seller and its Affiliates shall not be required to provide or create any financial information with respect to the Product Business not maintained by them in the ordinary course of business); provided, however, that none of Seller nor any of its Affiliates shall be required to (A) execute any agreement, certificate, document or instrument in connection therewith, (B) pay any commitment or other fee or incur any cost, expense or other liability that is not simultaneously reimbursed by Buyer in connection with the Debt Financing prior to the Closing, (C) provide cooperation to the extent that it could reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any Contract to which Sellers or their respective Affiliates is a party or (D) breach, waive or amend any terms of this Agreement, and no person that is a director or officer of Seller or any of its Affiliates shall be required to take any action in such capacity with respect to the Debt Financing (or any alternative financing). Buyer shall, promptly upon request by Seller, reimburse, or cause its Affiliates to reimburse, Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with such cooperation, including any costs and expenses of its Representatives to perform due diligence in connection with the arrangement of the Debt Financing, whether before or after the Execution Date. Buyer shall indemnify and hold harmless the Seller Indemnitees, from and against, and compensate and reimburse the Seller Indemnitees for, any and all Losses incurred by any Seller Indemnitee to the extent arising out of or related to the arrangement of the Debt Financing and any information utilized in connection therewith.

(d)        All non-public information provided by or on behalf of Seller or its Affiliates to Buyer, its Affiliates or its Representatives pursuant to this Section 4.6 or otherwise in connection with the Debt Financing is subject to the terms of Section 5.4.

ARTICLE 5

ADDITIONAL COVENANTS

5.1       Cooperation in Litigation and Investigations.

5.1.1      Subject to Section 5.4 and except as set forth in any Ancillary Agreement, from and after the Closing Date until the third anniversary of the Closing Date, Buyer and Seller shall reasonably cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party or its Affiliates relating to or arising out of the conduct of the Product Business or the Exploitation or Manufacture of the Products prior to or after the Closing (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements). In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date until the third anniversary of the Closing Date, each of Seller and Buyer shall make available to the other Party and its Representatives during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Purchased Assets, the Assumed Liabilities or the Excluded Liabilities held by it or its Affiliates and reasonably necessary to permit the defense or investigation of any such Litigation, examination or audit (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply).

5.1.2      Buyer shall, and shall cause its Affiliates to, preserve and retain all records referred to in Section 5.1.1 for the length of time contemplated by their respective standard record retention policies and schedules. After the Closing Date, Buyer shall, and shall cause its Affiliates to, on the one hand, and Seller shall, and shall cause the other Divesting Entities to, on the other hand, grant to the other such access to financial records and other information in their possession related to their conduct of the Product Business and such cooperation and assistance, in each case, as shall be reasonably required to enable them to complete their legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of Litigation and insurance matters (other than in connection with any Litigation between or among the Parties hereto or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply). Buyer, on the one hand, and Seller, on the other hand, shall promptly reimburse the other for such other’s reasonable out-of-pocket expenses associated with requests made by such first Party under this Section 5.1.2, but no other charges shall be payable by the requesting Party to the other Party in connection with such requests.

5.1.3      Notwithstanding the obligations in this Section 5.1, Seller shall not be required to make available such documents if such disclosure could, in Seller’s reasonable judgment, (a) violate applicable Law (including the Consent Orders) or any binding agreement entered into prior to the Closing Date (including any confidentiality agreement to which Seller or any of its Affiliate is a party), (b) jeopardize any attorney/client privilege or other established legal privilege or (c) disclose any trade secrets (provided that Seller shall use commercially reasonable efforts to make such disclosure in a manner that does not result in the occurrence of any of the items described in the preceding clauses (a) through (c)) (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege). The Party requesting any cooperation or books and records under this Section 5.1 shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith.

5.2       Further Assurances.

5.2.1      Each of Seller and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets as contemplated hereby, (b) effectuate Buyer’s assumption of the Assumed Liabilities and (c) grant to each Party all rights contemplated herein to be granted to such Party under the Ancillary Agreements; provided, however, that after the Closing, apart from such foregoing customary further assurances, neither Seller nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements. Without limitation of the foregoing, except as expressly set forth herein or in the Ancillary Agreements, neither Seller nor Buyer shall have any obligation to assist or otherwise participate in the amendment or supplementation of the Purchased Product Registrations or otherwise to participate in any filings or other activities relating to the Purchased Product Registrations other than as necessary to effect the assignment thereof to Buyer in connection with the Closing pursuant to this Agreement.

5.2.2      Promptly, but in no event later than 30 days after the Closing Date, Seller shall prepare, execute and, if required under applicable Law, have notarized (or, as applicable, cause the applicable Divesting Entities to prepare, execute and, if required under applicable Law, have notarized) all intellectual property assignments not constituting Ancillary Agreements required to transfer to Buyer the Owned Registered Product IP. As between Seller and Buyer, Buyer shall be responsible for filing such intellectual property assignments and other instruments of transfer with applicable Governmental Authorities. Buyer shall be responsible for paying all costs and expenses associated with such transfer and filings, including filing fees.

5.2.3      After the Closing Date, at Buyer’s request, Seller shall at its expense, and shall cause the other Divesting Entities to (as applicable) unlock the Purchased Domain Names and furnish to Buyer or the applicable domain name registrar, any authorization code or other information required by each applicable Internet domain name registrar for the Purchased Domain Names to transfer the rights in, and control over, the Purchased Domain Names to Buyer or its designee.

5.3       Publicity.

5.3.1      No public announcement related to this Agreement or the transactions contemplated herein will be issued without the approval of Seller and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, except any public disclosure which either Seller or Buyer, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed. If either Party, in its good faith judgment, believes such disclosure is required, such Party shall use its commercially reasonable efforts to consult with the other Party and its Representatives, and to consider in good faith any revisions proposed by the other Party or its Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed. Notwithstanding the foregoing, without the approval of the other Party, Buyer and Seller and their respective Affiliates may, following the Execution Date and subject to the other terms and conditions of this Agreement (including Section 5.4), (a) communicate with Competition Authorities regarding this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, (b) communicate with Governmental Authorities, make internal announcements to their respective Affiliates and their and their Affiliates’ respective employees (and Seller and its Affiliates may communicate with their customers, suppliers, distributors or other Persons engaged in the Product Business regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or by the Ancillary Agreements, in a manner consistent with the terms of this Agreement, including in order to obtain consents of or from any such Person necessary or desirable to effect the consummation of the transactions contemplated hereby or by the Ancillary Agreements), and (c) make public announcements and engage in public communications regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or by the Ancillary Agreements (in the case of this clause (c), to the extent such announcements or communications are consistent with a communications plan agreed upon by Seller and Buyer or the Parties’ prior public communications made in compliance with this Section 5.3).

5.3.2      If Buyer or any of its Affiliates, based on the advice of its counsel, determines that this Agreement or any Ancillary Agreement must be publicly filed with a Governmental Authority, then Buyer or its applicable Affiliate, prior to making any such filing, shall provide Seller and its counsel with a redacted version of this Agreement (and any Ancillary Agreement) that it intends to file, consider in good faith any comments provided by Seller or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority of those sections specified by Seller or its counsel for redaction and confidentiality.

5.3.3      Notwithstanding any other provision of this Agreement, the requirements of this Section 5.3 shall not apply to any disclosure by Seller, Buyer, or any of their respective Affiliates of any information concerning this Agreement, any Ancillary Agreement or the transactions contemplated hereby or by any Ancillary Agreement in connection with any Dispute between the Parties or their respective Affiliates.

5.3.4      Buyer shall include, and use commercially reasonable efforts to maintain, a hyperlink on each primary gTLD domain/ URL that Buyer may use to Exploit the Products in the Territory, the placement and form of such hyperlink to be reasonably acceptable to Seller, to re-direct Internet traffic from users outside the Territory seeking information about the Product to such domains/ URLs as Seller may designate in writing.

5.4       Confidentiality.

5.4.1      The Confidentiality Agreement shall govern the respective rights and obligations of the Parties and their respective Affiliates and Representatives with respect to Evaluation Material (as defined in the Confidentiality Agreement) during the Pre-Closing Period. From and after the Closing, all Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 5.4. As used in this Section 5.4, “Confidential Information” means (a) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement or any Ancillary Agreement, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates, (b) all information (if any) disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement, (c) the terms of this Agreement and any Ancillary Agreement and (d) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a), (b) or (c); provided that the terms of this Agreement and the Ancillary Agreements shall be deemed to be both Buyer Confidential Information and Seller Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(i)         was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii)        became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement;

(iii)       is subsequently disclosed to the Receiving Party by a Third Party without obligations of confidentiality with respect thereto; or

(iv)       is independently developed by the Receiving Party without reference, reliance, or incorporation of Confidential Information.

5.4.2      The Confidentiality Agreement shall expire and be of no further force and effect upon the Closing solely with respect to the Confidential Information (but in no other respect); provided, however, such expiration of the Confidentiality Agreement shall in no way prejudice or adversely affect Seller’s or its Affiliate’s ability after the Closing to seek damages, or any other remedy available to Seller or its Affiliates, with respect to a violation by Buyer (or its Affiliates or Representatives) of the Confidentiality Agreement relating to Evaluation Material (as defined therein) prior to the Closing.

5.4.3      From and after the Closing, all Confidential Information obtained by Seller (or its Affiliates or Representatives) from Buyer (or its Affiliates or Representatives) and all Confidential Information relating exclusively to the Product Business, the Purchased Assets and the Assumed Liabilities (the “Buyer Confidential Information”) shall be deemed to be Confidential Information disclosed by Buyer to Seller or its Affiliates or Representatives for purposes of this Section 5.4 (and shall not be subject to Section 5.4.1(i)) and, during the period from the Closing through the third anniversary of the Closing Date (the “Confidentiality Period”), shall be used by Seller or its Affiliates or Representatives solely as required to (a) perform their respective obligations or exercise or enforce their respective rights and remedies, or to the extent reasonably necessary or useful to exploit their respective benefits, under this Agreement or any Ancillary Agreement, (b) conduct the Seller Business to the extent consistent with Section 2.2.1, (c) in connection with any Litigation or (d) comply with applicable Law or their respective regulatory, stock exchange, Tax or financial reporting requirements (each of (a) through (d), a “Seller Permitted Purpose”), and for no other purpose. During the Confidentiality Period, Seller shall (i) not disclose, or permit any of its Affiliates to disclose, any of the Buyer Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and who are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 5.4; and (ii) treat, and cause its Affiliates to treat, the Buyer Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care; provided, however, that with respect to any Buyer Confidential Information that is a trade secret under applicable Law, neither Seller nor its Affiliates or Representatives, as the case may be, shall disclose or permit the disclosure of, such trade secret for the period of time that it is considered a trade secret under applicable Law. Seller shall be responsible for any use or disclosure of Buyer Confidential Information by any of Seller’s Affiliates or Representatives that would breach this Section 5.4 if such Affiliate or Representative was a party hereto.

5.4.4      During the Confidentiality Period, all Confidential Information obtained by Buyer (or its Affiliates or Representatives) from Seller (or its Affiliates or Representatives) other than the Buyer Confidential Information (the “Seller Confidential Information”) shall be used by Buyer or its Affiliates or Representatives solely as required (a) to perform their respective obligations or exercise or enforce their respective rights and remedies, or to the extent reasonably necessary or useful to exploit their respective benefits, under this Agreement or any Ancillary Agreement, (b) to conduct the Product Business, (c) in connection with any Litigation or (d) to comply with applicable Law or their respective regulatory, stock exchange, Tax or financial reporting requirements (each of (a) through (d), a “Buyer Permitted Purpose”), and for no other purpose. During the Confidentiality Period, Buyer shall (i) not disclose, or permit any of its Affiliates to disclose, any of the Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Buyer Permitted Purpose to the extent such Persons are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 5.4; and (ii) treat, and cause its Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Buyer normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care; provided, however, that with respect to any Seller Confidential Information that is a trade secret under applicable Law, neither Buyer nor its Affiliates or Representatives, as the case may be, shall disclose or permit the disclosure of, such trade secret for the period of time that it is considered a trade secret under applicable Law. Buyer shall be responsible for any use or disclosure of Seller Confidential Information by any of Buyer’s Affiliates or Representatives that would breach this Section 5.4 if such Affiliate or Representative was a party hereto.

5.4.5      In the event either Party or any of its Affiliates or Representatives is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., Seller Confidential Information or Buyer Confidential Information, as applicable), such Party will notify the other Party in writing in accordance with Section 7.3.2(b) so that such other Party may seek a protective order or other appropriate remedy or, in such other Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will, and will cause its Affiliates to, cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party (or the Affiliate or Representative of a Party) requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Person furnishes only that portion of the Confidential Information which such Person is advised by an opinion of its counsel is legally required, and such Person exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

5.4.6      Subject to compliance with Section 5.4.5, nothing in this Section 5.4 shall be construed as preventing or in any way inhibiting either Party or any of their respective Affiliates or Representatives from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Ancillary Agreement in any manner which it reasonably deems appropriate.

5.5       Regulatory Transfers.

5.5.1      As soon as practicable after the Execution Date and in any event within 30 days prior to the Closing Date, Buyer and Seller shall agree on a timetable and plan for the Transfer of the Purchased Product Registrations to Buyer and its Affiliates (the “Transfer Plan”), taking into account regulatory procedures relating to the Transfer of the Purchased Product Registrations. Buyer and Seller shall (and shall cause their respective Affiliates to) use their respective commercially reasonable efforts, in accordance with the Transfer Plan, to (a) cooperate with one another and (b) complete and execute all documentation required, in each case, to effect the Transfer of the Purchased Product Registration at Closing or as soon as reasonably practicable following the Closing. Buyer and Seller shall prepare and file all documents necessary to Transfer the Purchased Product Registrations as promptly and as diligently as possible in accordance with the Transfer Plan. In each case, the filing Party shall use commercially reasonable efforts to provide the non-filing Party with advanced drafts of any documents to be filed with a Governmental Authority pursuant to this Section 5.5.1 and give the non-filing Party the right and a reasonable amount of time to review and comment on the same prior to filing. The filing Party shall consider in good faith any reasonable comments timely provided by the non-filing Party.

5.5.2      Each Party that files (or causing the filing of) the documents with a Governmental Authority to Transfer a Purchased Product Registration will (a) promptly notify the non-filing Party upon the making of any of its submissions to any Governmental Authority for the Transfer of such Purchased Product Registration (providing copies thereof) and the expected approval date (if any is communicated or indicated to the filing Party by the Governmental Authority); (b) provide the non-filing Party with material status updates as to such transfers on an ongoing basis and promptly notify the other Party of any material communication (whether written or oral) from a Governmental Authority in relation to a Transfer and give the non-filing Party reasonable notice of all meetings and telephone calls with any Governmental Authority expected to have a material impact upon a Transfer and give the non-filing Party a reasonable opportunity to participate at each such meeting or telephone call; and (c) notify the non-filing Party in writing of the effectiveness of the Transfer of such Purchased Product Registration and the applicable Transfer Date, promptly following the applicable Governmental Authority’s approval of such transfer.

5.5.3      Each Party shall bear its own costs and expenses in connection with the Transfer of the Purchased Product Registrations to Buyer or its designee; provided, however, that Buyer shall be responsible for the payment of any filing or similar fees payable to the applicable Governmental Authorities with respect to the Transfer of the Purchased Product Registrations.

5.5.4      Unless otherwise required by applicable Law and subject to Section 5.5.6, from the Closing Date until the relevant Transfer Date for such Purchased Product Registration, Seller shall or shall cause the applicable Divesting Entity to use commercially reasonable efforts to maintain or cause to be maintained in force each Purchased Product Registration. Unless otherwise required by applicable Law and as may be agreed between the Parties, each Divesting Entity shall use commercially reasonable efforts to progress or cause to be progressed any pending application filed prior to the Closing Date for a Purchased Product Registration, at Buyer’s cost.

5.5.5      Each Party shall, and shall cause its Affiliates to, provide such reasonable assistance to the other Party as is necessary for the other Party to make any filings contemplated to be made by it under this Section 5.5; provided, that in connection with the activities contemplated by this Section 5.5, neither Seller nor any of its Affiliates shall be required to (a) conduct any additional studies or research or generate any additional data, (b) reformat any Purchased Regulatory Documentation in connection with the activities contemplated under this Section 5.5; or (c) take any actions to change the status of a Purchased Product Registration.

5.5.6      Transfer of legal title to the Purchased Product Registrations that will be transferred to Buyer or any of its Affiliates or designees shall be effective as of the applicable Transfer Date. If, despite Seller complying with its obligations hereunder, any Purchased Product Registration has not been transferred to Buyer or its designee on or before the first anniversary of the Closing Date or, if later, on or before the date specified in the Transfer Plan for the Transfer of such Purchased Product Registration, Seller or the applicable Third Party Product Registration holder shall have the right to withdraw or terminate such Purchased Product Registration. Seller shall provide written notice to Buyer of any such withdrawal or termination.

5.6       Regulatory Responsibilities.

5.6.1      Post Transfer Date Regulatory Responsibilities. Except as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any Ancillary Agreement, from and after the date on which the Purchased Product Registrations for a jurisdiction in the Territory are Transferred (each such date, a “Transfer Date”), Buyer or its applicable Affiliate shall have the sole right and responsibility for (and shall bear all costs and expenses of) (a) preparing, obtaining and maintaining all Product Registrations, (b) taking all actions, paying all fees, and conducting communications with Governmental Authorities of competent jurisdiction for each Product in the Field in such jurisdiction with respect to the Purchased Product Registrations, including preparing and filing all reports (including adverse event reports) with applicable Governmental Authorities, (c) taking all actions and conducting all communications with Third Parties in respect of Product sold pursuant to the Purchased Product Registrations in the Field in the Territory, including responding to all complaints in respect thereof, (d) investigating and reporting all adverse events in respect of Product sold pursuant to the Purchased Product Registrations and (e) handling and responding to all customer complaints and inquiries related to Product sold in the Field in the Territory. Without limitation of the foregoing, promptly following the Closing, but in any event within such periods required by applicable Law, Buyer shall obtain, with respect to each jurisdiction in the Territory, such Product Registrations as are necessary for Buyer’s own Product labeling and shall comply with such Product Registrations upon receipt thereof. The Parties’ respective rights and obligations with respect to the Purchased Product Registrations and communications with regulatory authorities related to the Products prior to each applicable Transfer Date shall be as set forth in the Transitional Services Agreement.

5.6.2      Right of Reference. Effective from and after the Closing, Buyer hereby grants to Seller, on behalf of itself and its Affiliates, licensees, sublicensees, licensors and distributors, a perpetual, irrevocable, worldwide, exclusive, royalty-free and non-transferable license and right of reference (with a right to grant sublicenses and further rights of reference) to the Buyer Regulatory Documentation and Purchased Regulatory Documentation, as may be necessary or useful to (a) exercise Seller’s and its Affiliates’ respective rights and perform its or their respective obligations under this Agreement or any Ancillary Agreement and (b) conduct the Seller Business. Promptly following Seller’s or its applicable Affiliate’s, licensee’s, sublicensee’s or distributor’s request therefor, Buyer shall (i) provide to such Person copies of the Buyer Regulatory Documentation or Purchased Regulatory Documentation as shall be reasonably requested by such Person solely for purposes of (A) exercising Seller’s or its Affiliates’ respective rights or performing its or their respective obligations under this Agreement or any Ancillary Agreement or (B) conducting the Seller Business; and (ii) provide to Seller or its applicable Affiliate, licensee, sublicensee or distributor and to any Governmental Authority specified by such Person a letter, in the form reasonably requested by such Person, acknowledging that such Person has the rights of reference to the Buyer Regulatory Documentation and Purchased Regulatory Documentation granted pursuant to this Section 5.6.1 or such other rights of reference granted pursuant to Section 2.2.

5.6.3      Conduct of Business. Subject to the terms of this Agreement, the Transitional Services Agreement, and the Transfer Plan, Buyer is hereby granted permission to conduct the Product Business for its own account under the Purchased Product Registrations held by the Divesting Entities as of the Closing Date during the period from the Closing Date until the date on which all Purchased Product Registrations have been Transferred. The Parties shall comply with the provisions of the Transitional Services Agreement with respect to the conduct of the Product Business and the performance of the regulatory obligations of the holder of the Product Registrations during such period.

5.7       Use of Retained Names and Marks.

5.7.1      Acknowledgement. Buyer hereby acknowledges that Seller or its Affiliates or its or their licensors own all right, title and interest in and to the company names, trade names, logos, trade dress and other Trademarks set forth on Schedule 5.7.1, together with all variations, translations, transliterations and acronyms thereof and all company names, Trademarks, domain names, social media handles and all other identifiers and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Retained Names and Marks”), and that, except as expressly provided below, neither Buyer nor any of its Affiliates shall have any right to use the Retained Names and Marks in connection with the Manufacture of the Products or conduct of the Product Business. Buyer further acknowledges that it has no rights in any of the Retained Names and Marks, and that it is not acquiring any rights, directly or indirectly, to use the Retained Names and Marks, except as expressly provided herein.

5.7.2      Right of Use. Buyer and its current and future Affiliates (for as long as they remain Affiliates) shall, during the Applicable Transition Period, be entitled to use (and shall have a limited nonexclusive, non-transferable license to use, without the right to sublicense, the Retained Names and Marks used therein or thereon), solely in connection with the operation of the Product Business as operated immediately prior to the Closing, all of the Product Business’ existing stocks of signs, invoices, advertisements and promotional materials and all website content, Purchased Inventory, Transitional Inventory and other documents and materials in existence and used by Seller or its Affiliates in the Product Business as of the Closing, and contained in the Purchased Assets (collectively, the “Existing Stock”) and, if and to the extent there is not a sufficient quantity of Purchased Inventory or any Existing Stock for Buyer’s conduct of the Product Business prior to obtaining, on a Product-by-Product basis, (a) labeling approval from a Governmental Authority for the relevant Product and (b) the date on which all Purchased Product Registrations for such Product have been Transferred to Buyer or its Affiliates, to use Existing Stock and, if reasonably necessary, create and use a reasonable number of copies of Existing Stock, solely as reasonably necessary to Exploit Product Manufactured after the Closing (“Transitional Inventory”) and conduct the Product Business with respect to such Transitional Inventory prior to receipt of such approval and Transfer of such Purchased Product Registrations, in each case, containing the Retained Names and Marks. Upon Seller’s request, Buyer shall promptly execute all assignment, transfer and other documents, and take all steps, in each case, that are necessary or desirable to confirm, effectuate or otherwise evidence Seller’s and its Affiliates’ or any of its or their licensors’ rights, title and interests in and to, and control over, the Retained Names and Marks, including any registration or application thereof.

5.7.3      Use Limitations. Except as expressly provided in this Section 5.7, no other right to use the Retained Names and Marks or, except to the extent provided in the Purchased Intellectual Property, any other Trademark of Seller or its Affiliates (or any of its or their licensors) is granted by Seller or its Affiliates to Buyer or its Affiliates, whether by implication or otherwise, and nothing hereunder permits Buyer or its Affiliates to use the

Retained Names and Marks in any manner, other than in connection with the Existing Stock and Transitional Inventory as set forth in this Section 5.7, or to register or seek to register, or to permit any Third Party to register or to seek to register, any of the Retained Names and Marks or any other Trademark of Seller or its Affiliates not transferred to Buyer or its Affiliates pursuant to this Agreement in any jurisdiction. Buyer shall ensure that all use of the Retained Names and Marks in connection with the Product Business after the Closing, as provided in this Section 5.7, shall (i) be only with respect to the Purchased Inventory and other goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which Seller and its Affiliates used the Retained Names and Marks in connection with the Product Business immediately prior to the Closing, (ii) be used in the same form and manner in which Seller and its Affiliates used the Retained Names and Marks in connection with the Product Business immediately prior to the Closing and (iii) comply with all applicable Laws. Any and all goodwill generated by the use of the Retained Names and Marks as permitted under this Section 5.7 shall inure solely to the benefit of Seller and its Affiliates (or its or their licensors), and if Buyer or its Affiliates obtains any goodwill, right, title or interest in or to any of the Retained Names and Marks, Buyer (on behalf of itself and its Affiliates) shall assign and hereby irrevocably assigns to Seller or its Affiliates all such goodwill, rights, title and interests. In any event, Buyer shall not, and shall cause its Affiliates not to, use the Retained Names and Marks in any manner that may damage or tarnish the reputation of Seller or its Affiliates or the goodwill associated with the Retained Names and Marks, or take any action that may adversely affect Seller’s or its Affiliates’ (or its or their licensor(s)’) rights in any of the Retained Names and Marks or the validity, enforceability or distinctiveness of any of the Retained Names and Marks or any registrations or applications therefor.

5.7.4      Termination of Transitional Licenses. Promptly following the Applicable Transition Period or the earlier termination of the license granted under this Section 5.7, (a) Buyer shall cause the removal or obliteration of all Retained Names and Marks from such Existing Stock and Transitional Inventory, or cease using such Existing Stock and Transitional Inventory, and (b) Buyer shall, and shall cause its Affiliates and distributors to, destroy (and provide proof of such destruction to Seller) all then remaining Purchased Inventory or Transitional Inventory at Buyer’s sole cost and expense; provided that nothing herein requires Buyer to remove or obliterate any Retained Names and Marks from, or destroy, any Purchased Inventory or Transitional Inventory that is in the field for distribution. Following the Applicable Transition Period, Buyer shall cease all use of any of the Retained Names and Marks and it shall not, and shall cause its Affiliates not to, adopt, use, register or seek to register any Trademarks that are confusingly similar to any of the Retained Names and Marks (including the trade dress used with the Products prior to the Closing Date) with respect to the Products or the Product Business. After the Applicable Transition Period or the earlier termination of the rights of Buyer under this Section 5.7, all rights of Buyer to use the Retained Names and Marks will automatically terminate and Buyer promptly will cease using any Existing Stock.

5.7.5      Responsibility for Third Party Claims. Buyer agrees that none of Seller or its Affiliates (or any of its or their licensors) shall have any responsibility for claims by Third Parties arising out of, or relating to, the use by Buyer or its Affiliates of any Retained Names and Marks after the Closing in violation of this Agreement.

5.7.6      Remedies. Notwithstanding anything in this Agreement to the contrary, Buyer hereby acknowledges and agrees that, in the event of any breach or threatened breach of this Section 5.7, Seller, in addition to any other remedies available to Seller and its Affiliates under applicable Law, shall be entitled: (a) to terminate any rights of Buyer under this Section 5.7 to the extent that Buyer commits a material breach of this Section 5.7 and such material breach continues unremedied for a period of 30 days after Seller provides written notice to Buyer describing the nature of the material breach; provided that if the breach cannot be remedied within 30 days and Buyer is diligently pursuing a remedy, Buyer shall have an additional 30 day period to cure the breach, and such cure may consist of cessation of the allegedly breaching activity; and (b) subject to such cure period, to seek a preliminary injunction, temporary restraining order or other equitable relief restraining Buyer and any of its Affiliates from any such breach or threatened breach and Seller shall not be required to provide any bond or other security in connection with any such injunction, order or other relief.

5.8       Certain Tax Matters.

5.8.1      Withholding Taxes. Except as required by a change in Law occurring after the Execution Date or with regard to a failure to deliver an IRS Form W-9 as required by Section 2.6.2(a)(iv), the amounts payable under this Agreement by Buyer (or any Affiliate thereof) to Seller shall be paid free and clear of any deduction or withholding on account of Taxes. If Buyer determines that withholding is required due to a change in Law occurring after the Execution Date, Buyer shall provide Seller with reasonable notice of any such proposed deduction and withholding prior to making any deduction and withholding of any amount payable to Seller and shall consult in good faith with Seller to reduce or eliminate the amount of such deduction and withholding.

5.8.2      Transfer Taxes and Straddle Tax Periods.

(a)        All amounts payable hereunder or under any Ancillary Agreement are exclusive of all Transfer Taxes. Buyer, on the one hand shall be responsible and liable for 50% of all Transfer Taxes and Seller, on the other hand, shall be responsible and liable for 50% of all Transfer Taxes. The Party (or its Affiliate) customarily filing a Tax Return with respect to any Transfer Tax shall, at its own expense, file such Tax Return (and other documentation) with respect to the relevant Transfer Tax, and, if required by applicable Law, the non-filing Party shall join in the execution of such Tax Return (and other documentation). The Parties shall reasonably cooperate with each other to file all Tax Returns required by applicable Laws related to such Transfer Taxes, to minimize any Transfer Taxes, and to issue valid invoices for Transfer Taxes due under this Agreement or any Ancillary Agreement in accordance with applicable Law. If Seller, or an Affiliate of Seller, is the filing Party, it shall provide Buyer with evidence that the relevant Transfer Taxes are required to be paid, and Buyer shall pay to Seller 50% of the amount of the relevant Transfer Tax due and payable at least three Business Days prior to the due date for the filing of the relevant Tax Return. If Buyer or Seller desires to avail itself with respect to any Purchased Asset of any available exemption from Transfer Tax, it shall deliver to the other (or the relevant Affiliate, if applicable) the appropriate exemption certificate, properly completed and, if applicable, validly executed, no later than five Business Days prior to the Closing Date. Notwithstanding the foregoing, Buyer shall be responsible and liable for any sales, use, value added, goods and services, and similar turnover or gross margin Taxes (including any penalties, interest and additions thereto) incurred or imposed in respect of the transactions contemplated by this Agreement (“Indirect Taxes”), provided, however, that upon Buyer’s reasonable request, Seller shall reasonably cooperate with Buyer to obtain any legally permissible exemption from Indirect Taxes.

(b)        In the case of any Tax with respect to the Product Business or the Purchased Assets that is assessed with respect to a Straddle Tax Period: (A) in the case of property, ad valorem and other similar Taxes and any Taxes imposed on a periodic basis, the amount of Taxes attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Tax Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Tax Period; and (B) in the case of all other Taxes, the amount of Taxes attributable to the portion of the Straddle Tax Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that for purposes of clause (B), exemptions, allowances, or deductions that are calculated on a periodic basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period. The paying Party shall be entitled to reimbursement from the non-paying Party for the amount of such Tax for which the non-paying Party is responsible under this Section 5.8.2(b). The paying Party shall promptly upon payment of such Tax to the applicable Taxing Authority furnish a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under this Section 5.8.2(b), together with such supporting evidence as is reasonably necessary to calculate the amount for which the non-paying Party is responsible under this Section 5.8.2(b). The non-paying Party shall promptly reimburse the paying Party, but in no event later than five Business Days after receipt of such statement.

(c)        Seller, at its sole cost and expense, shall timely file all Tax Returns to be filed prior to the Closing with respect to the Purchased Assets or Product Business and timely pay all Taxes required to be paid prior to the Closing with respect to the Purchased Assets or Product Business.

5.8.3      Cooperation and Exchange of Information. Each of Seller and Buyer shall (a) provide the other Party with such assistance as may reasonably be requested by the other (subject to reimbursement of reasonable out-of-pocket expenses) in connection with the preparation of any Tax Return or conduct of any Tax Proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets, (b) retain all records relating to Taxes with respect to the Purchased Assets for all Tax Periods ending on or prior to the Closing Date until the expiration of the statutes of limitation (including any extensions thereof) for the Tax Period or Tax Periods to which such records relate, (c) provide the other Party with any records or other information that may be relevant to such Tax Return or Tax Proceeding, (d) inform the other Party of any final determination of any such Tax Proceeding that affects any amount required to be shown on any Tax Return of the other Party for any Tax Period, and (e)

provide any information necessary or reasonably requested to allow Buyer to comply with any information reporting requirements contained in the Code or other applicable Tax Laws.

5.8.4      Tax Refunds. Seller shall be entitled to all refunds in respect of any Excluded Tax Liability (other than refunds of any Excluded Tax Liability that a Buyer Indemnitee has paid and Seller has not indemnified the Buyer Indemnitee for under this Agreement), and to the extent that Buyer receives a refund that is for the benefit of Seller, Buyer shall promptly pay over such refund (without interest, other than interest received from the applicable Governmental Authority, and net of all reasonable out-of-pocket expenses and costs and Taxes actually incurred by Buyer in obtaining such refund) to Seller. All refunds for Taxes relating to the Product Business or Purchased Assets for a Post-Closing Tax Period (determined in accordance with Section 5.8.2(b) in the case of Taxes relating to a Straddle Tax Period) shall be for the benefit of Buyer, and to the extent that Seller receives a refund for a Tax that is for the benefit of Buyer, Seller shall promptly pay such refund (net of all reasonable out-of-pocket expenses and costs and Taxes incurred in obtaining such refund) to Buyer.

5.8.5      Survival of Covenants. The covenants contained in this Section 5.8 shall survive until 60 days after the expiration of the applicable statute of limitations (including extensions thereof).

5.9       Accounts Receivable and Payable.

5.9.1      Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates in the ordinary course of business subsequent to the Closing. In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any payments from any obligor with respect to an Account Receivable, then Buyer shall, or shall cause its applicable Affiliate to, within 60 days after receipt of such payment, remit the full amount of such payment to Seller. In the case of the receipt by Buyer or any of its Affiliates of any payment from any obligor of both Seller or any of Seller’s Affiliates (with respect to the Product Business), on the one hand, and Buyer or any of Buyer’s Affiliates, on the other hand, then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Buyer or its applicable Affiliate with the excess, if any, remitted to Seller. Any account payable with respect to the Product Business outstanding prior to the Closing shall be paid (or, if applicable, disputed) by the Seller in the ordinary course of business. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Buyer or any of its Affiliates for any period after the Closing Date, then Seller shall, or shall cause its applicable Affiliate to, within 60 days after receipt of such payment, remit the full amount of such payment to Buyer. In the case of the receipt by Seller or any of its Affiliates of any payment from any obligor of both Seller or any of Seller’s Affiliates (with respect to the Product Business), on the one hand, and Buyer or any of Buyer’s Affiliates, on the other hand, then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller or its applicable Affiliate with the excess, if any, remitted to Buyer.

5.9.2      Accounts Payable. In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any invoices from any Third Party with respect to any account payable of the Product Business outstanding prior to the Closing, then Buyer shall, or shall cause its applicable Affiliate to, within 60 days after receipt of such invoice, provide such invoice to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Buyer or any of its Affiliates for any period after the Closing, then Seller shall, or shall cause its applicable Affiliate to, within 30 days after receipt of such invoice, provide such invoice to Buyer.

5.10     Wrong Pockets.

5.10.1    Assets. For a period of up to one year after the Closing Date, if either Buyer or Seller becomes aware that any (i) of the Purchased Assets or (ii) Copyright, Domain Name or Trademark, in each case, that is owned as of the Closing Date solely by or jointly among the Divesting Entities and exclusively relates to the Product Business (“Wrong Pockets IP” ) has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such asset is transferred, with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset which was not transferred to Buyer at the Closing or any Wrong Pockets IP; or (b) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing. From and after the transfer to Buyer of any Wrong Pockets IP, such Wrong Pockets IP shall constitute a Purchased Asset and all Liabilities related to or any Liabilities out of the ownership, use, sale, license or other Exploitation of such Wrong Pockets IP (to the extent arising from and after such transfer date) shall constitute Assumed Liabilities and be assumed, paid, performed or discharged when due by Buyer.

5.10.2    Payments. Subject to Section 5.9.1, if, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within 60 days after receipt of such funds, forward such funds to the proper Party. The Parties acknowledge and agree that, subject to Section 5.9.1, there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

5.11     Product Returns. Buyer shall have sole responsibility for accepting and processing all returns following the Closing of units of Products sold and for disbursing refunds and credits in respect thereof (whether any such units of Product was sold prior to, on or after the Closing Date). If any units of Product that were sold in the Territory are received as returns by Seller or any of its Affiliates following the Closing, Seller shall, or shall cause its Affiliates to, ship such units of Product to Buyer or its designee, at Seller’s sole cost and expense. In the event that, on or after the Closing Date, a customer makes a claim against Seller or Buyer (or any of their respective Affiliates) in connection with a return of Product (which may be in the form of invoice deductions for amounts associated with such returned units of Product) for which the other Party is responsible pursuant to Section 2.4, then such other Party shall reimburse the Party that received (or whose Affiliate received) such claim for any such customer claims within 30 days after the Party that received (or whose Affiliates received) such claim notifies such other Party of any such customer claim.

5.12     Rebates. Seller shall, and shall cause its applicable Affiliates to, (a) either assign to Buyer at the Closing or terminate prior to the Closing, as mutually agreed between the Parties as promptly as practicable after the Execution Date, each Rebate, promotional and other similar program relating to the sale of Products in the Territory and (b) with respect to each such program that is terminated pursuant to clause (a), within a reasonable period of time after the Closing, pay all amounts owing and accrued under each such program to the applicable customer. In the event that, on or after the Closing Date, Seller or Buyer (or any of their respective Affiliates) receives any request for a Rebate for which the other Party is responsible pursuant to this Section 5.12 or Section 2.4, then, at the option of Party that receives (or whose Affiliate receives) such Rebate request, either (x) the Party that receives (or whose Affiliate receives) such Rebate request shall submit such request to the other Party for payment by the other Party or (y) the Party that receives (or whose Affiliate receives) such Rebate request shall pay the amount of such Rebate and the other Party shall promptly (and in any event no later than 30 days following the receiving Party’s request) reimburse the other Party for the amount thereof.

5.13     Notification to Customers. Seller and Buyer shall agree on, and document in writing, the method, content and timing of notifications of the Closing to customers, both direct and indirect, of the Product Business. Seller and Buyer acknowledge and agree that such notifications are intended to provide sufficient advance notice of the sales of the Purchased Assets and assumption of the Assumed Liabilities and the plans associated therewith, with the objective of minimizing any disruption of the Closing.

5.14     Unauthorized Exploitation. Except to the extent required to perform their respective obligations under this Agreement or any Ancillary Agreement, Buyer shall not, and shall cause its Affiliates, licensees, sublicensees and distributors not to, Exploit any Product or use any of the Purchased Assets to Exploit any Product outside of the applicable Field in the applicable Territory or outside of the applicable Territory. Notwithstanding the foregoing, Buyer shall be in violation of this Section 5.14 if such customers in fact sell any Product sold to them by Buyer or its Affiliates outside of the Territory.

5.15     Covenant Not to Sue.

(a)        Effective as of the Closing, Buyer, on behalf of itself, its Affiliates and its and their respective transferees, successors and assigns (collectively, the “Buyer Group”), hereby irrevocably and perpetually covenants that no member of the Buyer Group shall, directly or indirectly, bring any Litigation against Seller or any of its Affiliates or any of its or their licensees, sublicensees, distributors or agents (collectively, the “Seller Group”), or commence, knowingly aid or prosecute or cause to be commenced, knowingly aided or prosecuted any action, suit, proceeding or other Litigation against any member of the Seller Group alleging that such Person or any member of the Seller Group is Exploiting any Product (or any product that contains the same active pharmaceutical ingredient as, and is substantially similar to, a Product) outside of the applicable Territory or Manufacturing any Product anywhere in the world for Exploitation outside of the applicable Territory. Buyer shall bind any assignee or transferee of any of the Purchased Assets and any (sub)licensee with respect to the Products to adhere to the foregoing as if such assignee, transferee or (sub)licensee were Buyer hereunder. Nothing in this Section 5.15 shall prohibit Buyer from exercising any remedies available to it under this

Agreement or any Ancillary Agreement as a result of any breach hereof or thereof by any Divesting Entity.

(b)        Effective as of the Closing, Seller, on behalf of itself, its Affiliates and its and their respective transferees, successors and assigns (collectively, the “Divesting Group”), hereby irrevocably and perpetually covenants that no member of the Divesting Group shall, directly or indirectly, bring any Litigation against Buyer or any of its Affiliates or any of its or their licensees, sublicensees, distributors or agents (collectively, the “Buyer Covenantees”), or commence, knowingly aid or prosecute or cause to be commenced, knowingly aided or prosecuted any action, suit, proceeding or other Litigation against any member of the Buyer Covenantees based on any claim that the Exploitation of the Products in the applicable Field and in the applicable Territory or the Manufacture of the Products for Exploitation in the applicable Field and in the applicable Territory, in each case in substantially the manner in which the Divesting Entities Exploited the Products in the applicable Field and in the applicable Territory or Manufactured, as of or prior to the Closing Date, infringes any Existing Patent. Seller shall bind any assignee or transferee of any Existing Patent to the foregoing as if such assignee, transferee or (sub)licensee were Seller hereunder. Nothing in this Section 5.15 shall prohibit Seller from exercising any remedies available to it under this Agreement or any Ancillary Agreement as a result of any breach hereof or thereof by Buyer or any of its Affiliates.

5.16     Non-Compete. Notwithstanding anything to the contrary herein, as a material inducement to Buyer to enter into this Agreement, in respect of each Product, except as required to perform their respective obligations under the Ancillary Agreements, the Seller, the other Divesting Entities and their Affiliates shall not commercially sell or offer for sale, whether directly or indirectly through sublicensees, distributors, or other agents, an animal health pharmaceutical product that has nitenpyram as an active pharmaceutical ingredient in the Territory in the Field (“Restricted Activity” ) during the period from the Closing until the third anniversary of the Execution Date. Seller acknowledges that a violation of this Section 5.16 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 5.16, Buyer shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Seller or its Affiliates to prevent any violations of this Section 5.16, without the necessity of posting a bond. Notwithstanding the foregoing, Seller and its Affiliates may, without violating this Section 5.16, (a) Manufacture animal health pharmaceutical products containing nitenpyram as an active pharmaceutical ingredient and sell such products to customers of their manufacturing business in the Territory to the extent such products are sold solely to customers for subsequent distribution and sale outside of the Territory (provided, that, Seller shall be in violation of this provision if such customers in fact sell such products sold to them by Seller or its Affiliates in the Territory) and (b) acquire or combine with (whether through merger, stock purchase, purchase of assets or otherwise) any Person engaged in any Restricted Activity or continue any Restricted Activities in the Territory that are engaged in by any Person that is acquired by or combined with Seller or any of its Affiliates after the Execution Date (whether through a merger, consolidation, acquisition or other business combination) if such Restricted Activities generated less than 10% of such Person’s aggregate consolidated EBITDA in the last completed fiscal year prior to such acquisition or combination and Seller ceases such Restricted Activity during the three year period covered by this Section 5.16 or uses commercially reasonable efforts to promptly divest such Restricted Activity.

5.17     Financial Statements. To the extent that Buyer or Buyer Guarantor is required by Form 8-K of the U.S. Securities and Exchange Commission (the “SEC” ) to file financial statements with respect to the Product Business with the SEC in connection with Buyer’s acquisition of the Product Business, Seller will use commercially reasonable efforts to deliver to Buyer as soon as practicable after the Closing Date, but not later than 60 days following the Closing Date, audited and unaudited financial statements for the Product Business as of the dates and for the periods required to be filed by Buyer or Buyer Guarantor with the SEC under applicable Law (the “Product Business Financial Statements” ). As promptly as practicable following the Execution Date, Buyer shall or shall cause Buyer Guarantor to request a waiver (the “Financial Statements Waiver” ) from the staff of the SEC to permit the Product Business Financial Statements to be “abbreviated financial statements” (as described in Section 2065 of the Financial Reporting Manual of the Division of Corporation Finance of the SEC), and Buyer shall notify Seller promptly following its receipt of the staff’s response to such Financial Statements Waiver request. The Product Business Financial Statements will be prepared in accordance with (a) the books and records of the Divesting Entities and (b) subject to any Financial Statements Waiver received by Buyer or Buyer Guarantor, Regulation S-X to comply with the requirements of Rule 3-05 and GAAP. Subject to Buyer’s entry into customary confidentiality agreements with Seller’s auditors, Seller agrees to provide the Buyer with (i) a reasonable opportunity to review and comment on drafts of the Product Business Financial Statements and (ii) reasonable access in accordance with and subject to the provisions of Section 5.1 to the documents, schedules and work papers of Seller that are reasonably necessary for purposes of such review. Buyer and its Affiliates shall be solely responsible for any information they file with or furnish to the SEC and shall promptly pay or reimburse Seller for all audit and other out-of-pocket costs and expenses reasonably incurred by Seller and its Affiliates in connection with complying with this Section 5.17.

ARTICLE 6

CONDITIONS PRECEDENT

6.1       Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

6.1.1      Representations and Warranties. The representations and warranties of Seller contained in Section 3.1, other than the Fundamental Representations included in Section 3.1, shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications within such representations and warranties) in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not reasonably be expected to constitute a Material Adverse Effect, and each Fundamental Representation included in Section 3.1 shall be true and correct in all but immaterial respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all but immaterial respects as of such date);

6.1.2      Covenants. Seller shall have performed and complied in all material respects with all material covenants, agreements and obligations required to be performed or complied with by it on or prior to the Closing Date;

6.1.3      No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred and be continuing; and

6.1.4      Closing Deliveries. Seller shall have delivered to Buyer each of the items listed in Section 2.6.2(a).

6.2       Conditions to Obligations of Seller. The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

6.2.1      Representations and Warranties. The representations and warranties of Buyer contained in Section 3.2, other than the Fundamental Representations included in Section 3.2, shall be true and correct (disregarding any materiality or Buyer Material Adverse Effect qualifications within such representations and warranties) in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not reasonably be expected to constitute a Buyer Material Adverse Effect, each Fundamental Representation included in Section 3.2 shall be true and correct in all but immaterial respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date);

6.2.2      Covenants. Buyer shall have performed and complied in all material respects with all material covenants, agreements and obligations required to be performed or complied with by it on or prior to the Closing Date;

6.2.3      Closing Deliveries. Buyer shall have delivered to Seller each of the items listed in Section 2.6.2(b) and Seller shall have received the Closing Payment; and

6.2.4      Competition Authority Preliminary Approval. The Federal Trade Commission shall have issued Proposed Consent Order(s) or Final Consent Order(s) relating to the transactions contemplated by the Bison Acquisition Agreement, and such Proposed Consent Order(s) or Final Consent Order(s) shall include, or the Federal Trade Commission shall have otherwise communicated (whether by separate Judgment or other form of communication, as is customary), (a) a requirement that the Divesting Entities divest the Purchased Assets, (b) approval of Buyer as an acquiror of the Purchased Assets and (c) approval of the terms and conditions under which Buyer will acquire the Purchased Assets pursuant to this Agreement and the Ancillary Agreements.

6.3       Frustration of Closing Conditions. With respect to the conditions to Buyer’s and Seller’s respective obligations to consummate the transactions contemplated by this Agreement as provided hereunder and each such Party’s right to terminate this Agreement as provided in Section 8.1, neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the conditions to be satisfied.

ARTICLE 7

INDEMNIFICATION

7.1       Indemnification.

7.1.1      Indemnification by Seller. Following the Closing, but subject to the provisions of this Article 7 and Section 9.10, Seller shall indemnify and hold harmless Buyer and its Affiliates and Buyer’s and its Affiliates’ respective officers, directors and employees (collectively, “Buyer Indemnitees”) from and against, and compensate and reimburse the Buyer Indemnitees for, any and all Losses incurred by any Buyer Indemnitee solely to the extent arising out of or related to:

(a)        any breach of any representation or warranty made by Seller in this Agreement or any certificate delivered pursuant hereto;

(b)        any Excluded Liability; or

(c)        any failure of Seller to perform or any breach by Seller of any of its covenants or agreements contained in this Agreement.

7.1.2      Indemnification by Buyer. Following the Closing, but subject to the provisions of this Article 7 and Section 9.10, Buyer shall indemnify and hold harmless Seller and its Affiliates and Seller’s and its Affiliates’ respective officers, directors and employees (collectively, “Seller Indemnitees”) from and against, and compensate and reimburse the Seller Indemnitees for, any and all Losses incurred by any Seller Indemnitee solely to the extent arising out of or related to:

(a)        any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered pursuant hereto;

(b)        any Assumed Liability, except to the extent Seller or any Affiliate of Seller is liable to Buyer for such Losses under the Transitional Manufacturing and Supply Agreement; or

(c)        any failure of Buyer to perform or any breach by Buyer of any of its covenants, agreements or obligations contained in this Agreement that are to be performed following the Closing.

7.1.3      Materiality. For purposes of (x) determining whether there has been a breach of any representation or warranty contained in Article 3 and (y) calculating the Losses hereunder pursuant to such breach of any representation or warranty, the parties shall disregard any materiality or Material Adverse Effect qualifications in the representations and warranties in Article 3.

7.2       Survival.

(a)        All representations and warranties of Seller and Buyer contained in this Agreement or in any certificate delivered pursuant to this agreement shall survive the Closing for a period of twelve months after the Closing Date

(b)        All of the covenants or agreements contained in this Agreement which by their terms are to be performed at or prior to the Closing Date shall survive the Closing Date for a period of twelve months after the Closing Date. All of the covenants or agreements contained in this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing until the earliest of (A) the time at which such agreements or covenants are fully performed in accordance with this Agreement, (B) the expiration of the term of the undertaking set forth in such agreements and covenants and (C) the expiration of the applicable statute of limitations; and

(c)        The period for which a representation, warranty, covenant or agreement survives the Closing is referred to in this Agreement as the “Applicable Survival Period”. Notwithstanding any provision to the contrary contained in this Agreement, in the event notice of a claim for indemnification under Section 7.1 is given within the Applicable Survival Period, the covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

7.3       Claim Procedure.

7.3.1      Indemnification Claim Procedure for Direct Claims.

(a)        Except as provided in Section 7.3.2 with respect to Third Party Claims, in the event of a claim made by a Buyer Indemnitee or a Seller Indemnitee (the “Indemnified Party”), the Indemnified Party shall give reasonably prompt written notice to the other Party (the “Indemnifying Party”), which notice (an “Indemnification Certificate”) shall: (i) state that the Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses that are subject to indemnification pursuant to Section 7.1.1 or Section 7.1.2, as applicable, (ii) specify in reasonable detail (to the extent known by the Indemnified Party) the individual items and amounts of such Losses, the date each such item was paid or properly accrued, or the basis for such anticipated Liability, and a description of the basis of such Indemnified Party’s claim for indemnification and (iii) to the extent practicable, include any other material details pertaining thereto, along with copies of the relevant documents evidencing such claim and the basis for indemnification sought; provided, however, that the failure to give reasonably prompt notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement with respect to such claim except to the extent that the Indemnifying Party is actually prejudiced by any delay in receiving such notice.

(b)        Following receipt of an Indemnification Certificate from an Indemnified Party, the Indemnifying Party shall have 30 days following delivery of the Indemnification Certificate to make such investigation of the claims in such Indemnification

Certificate as the Indemnifying Party reasonably deems necessary or desirable. For purposes of such investigation, the Indemnified Party agrees to reasonably cooperate and assist the Indemnifying Party or its Representatives in connection with such investigation. If the Indemnifying Party objects to any claim made in the Indemnification Certificate, the Indemnifying Party shall deliver to the Indemnifying Party a written statement setting forth all such objections and the bases therefor within such 30-day period.

(c)        If an Indemnifying Party so objects in writing to any claim or claims made in any Indemnification Certificate, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of 20 days following the Indemnified Party’s receipt of such objection notice to agree upon the respective rights of such parties with respect to each of such claims. If agreement on all of such disputed claims is not reached after such 20-day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may initiate the dispute resolution proceedings provided in Section 9.1.2 in accordance with the terms of this Agreement.

7.3.2      Third Party Claim Procedure.

(a)        In the event an Indemnified Party becomes aware of a claim made by a Third Party (including any action, suit or proceeding commenced or threatened to be commenced by any Third Party) (each a “Third Party Claim”) that such Indemnified Party reasonably believes may result in an indemnification claim pursuant to Section 7.1, such Indemnified Party shall promptly as practicable after becoming aware of such claim notify the Indemnifying Party in writing of such claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by supporting documentation submitted by the Third Party making such claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any Liability hereunder except to the extent of any Loss or Liability caused by or arising out of such delay or failure.

(b)        Within 45 days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third Party Claim referred to therein at the Indemnifying Party’s sole cost and expense (which shall be subject to Section 7.4) with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall, subject to this Section 7.3.2, diligently conduct such defense, appeal or settlement (including the making of all filings and responses due during such time) during the period prior to the assumption of such defense, appeal or settlement proceeding by the Indemnifying Party, or the expiration of such 45-day notice period. If the Indemnifying Party does not so assume control of the defense of such Third Party Claim, the Indemnified Party shall control the defense of such Third Party Claim. The Party not controlling the defense of such Third Party Claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such Third Party Claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such Third Party Claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of a single counsel to the Indemnified Party shall be considered

“Losses” for purposes of this Agreement. The Person controlling the defense of such Third Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim; provided, that neither the Controlling Party nor the Non-Controlling Party will be required to furnish any such information which would (in the reasonable judgment of such party upon advice of counsel) be reasonably likely to (a) waive any privileges, including the attorney-client privilege, held by such party or any of its Affiliates or (b) breach any duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise) or any Contract with any other Person or violate any applicable Law (provided, that such party shall use commercially reasonable efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access).

(c)        Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any Judgment arising from, any Third Party Claim without the prior written consent of the other such party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or Judgment if the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or Judgment (net of the applicable deductible amount specified in Section 7.4.1) and such settlement or Judgment includes no admission of liability or wrongdoing by or other obligation on the part of the Indemnified Party and includes a complete release of the Indemnified Party from further Liability with respect to such Third Party Claim. Whether or not the Indemnifying Party has assumed or controls the defense, appeal or settlement proceedings with respect to a Third Party Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any Judgment that was consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(d)        Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim, if (i) the claim seeks only an injunction or other equitable relief, (ii) the Indemnifying Party shall not have assumed the defense of such Third Party Claim in accordance with Section 7.3.2(b) or (iii) if the Third Party Claim involves a criminal matter.

7.3.3      Payment. In the event that the Indemnifying Party agrees to or is determined to have an obligation to reimburse the Indemnified Party for Losses as provided in this Article 7, the Indemnifying Party shall, subject to the provisions of this Article 7, including Section 7.4, promptly (but, in any event, within 30 days) following such agreement or determination pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party.

7.4       Limitations on Indemnification.

7.4.1

(a)        The provisions for indemnity under Section 7.1.1(c) or Section 7.1.2(c) shall be effective only for any individual claim or series of related claims arising from the same facts and circumstances where the Loss exceeds $25,000.

(b)        Seller shall be obligated to indemnify Buyer Indemnitees as set forth in Section 7.1.1(a) only if and to the extent the aggregate of all Losses for which Seller is liable under Section 7.1.1(a) exceeds $475,000, in which event Seller shall be required to pay and be liable for all Losses in excess of $475,000 incurred by the Buyer Indemnitees for which Sellers are liable under Section 7.1.1(a); provided that Seller’s aggregate liability under Section 7.1.1(a) shall not exceed $475,000 in the aggregate (the “Cap”).

(c)        Absent Fraud or Willful Breach, notwithstanding anything in this Agreement to the contrary, in no event shall Seller have liability under this Agreement or in connection with the transactions contemplated hereby or thereby for any amount exceeding, in the aggregate, the Purchase Price.

7.4.2      The Indemnified Party shall take use commercially reasonable efforts to mitigate any Losses incurred by such Party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder; provided, that the availability of such insurance shall not preclude a claim or recovery on a timely basis against an Indemnified Party. The amount of Losses recovered by an Indemnified Party under Section 7.1.1 or Section 7.1.2, as applicable, shall be reduced by (a) any amounts actually recovered by the Indemnified Party from a Third Party in connection with such claim and (b) the amount of any insurance proceeds paid to the Indemnified Party relating to such claim, in each case ((a) and (b)), net of the Indemnified Party’s costs of recovery, including any insurance premium increases or loss of coverage resulting therefrom. Buyer shall use its commercially reasonable efforts to collect insurance proceeds for any Loss that is subject to indemnification by Seller under Section 7.1.1. If any amounts referenced in the preceding clauses (a) and (b) are received after payment by the Indemnifying Party of the full amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such amounts been received prior to such payment.

7.4.3      For the avoidance of doubt, no Indemnified Party shall be entitled to indemnification under this Article 7 in respect of any Loss to the extent (a) the amount of such Loss was taken into account in the calculation of the Purchase Price pursuant to Section 2.5.3 or (b) such Indemnified Party has been previously indemnified or reimbursed in respect of such Loss pursuant to any other provision of this Agreement or any Ancillary Agreement.

7.5       Tax Treatment of Indemnification Payments. All payments made pursuant to this Article 7 shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

7.6       Exclusive Remedy.

7.6.1      Except as expressly provided for in this Agreement (including in Section 2.5.3, Section 4.6, Section 5.8.2 and Section 9.9) and except for claims for Fraud, (a) Buyer acknowledges and agrees that, following the Closing, the remedies provided for in this Article 7 shall be the sole and exclusive remedies for any and all claims and damages available to the Buyer Indemnitees arising out of or relating to this Agreement, the Product Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby, including the negotiation of this Agreement, any alleged non-disclosure or misrepresentations made hereunder or in any certificate delivered under Section 2.6.2 and Buyer’s and its Affiliates’ due diligence investigation with respect to the transactions contemplated hereby; and (b) subject to the indemnification provisions set forth in this Article 7, Buyer hereby waives, on behalf of itself and each other Buyer Indemnitee, any and all rights, claims and causes of action, whether based on or in warranty, contract, tort (including negligence or strict liability), that any such Person may have against Seller or any of its past, present or future Affiliates, Representatives, incorporators, members, partners, stockholders, successors or assigns (and any past, present or future Affiliate, Representative, incorporator, member, partner, stockholder, successor or assign of any of the foregoing) (each such Person, a “Released Party”), in each case to the extent such rights, claims and causes of action arise out of or relate to this Agreement, the Product Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby, including the negotiation of this Agreement, any alleged non-disclosure or misrepresentations made hereunder or in any certificate delivered under Section 2.6.2 and Buyer’s and its Affiliates’ due diligence investigation with respect to the transactions contemplated hereby (collectively, “Released Claims”) and subject to Buyer’s rights pursuant to an Ancillary Agreement or the R&W Policy. Except as expressly provided for in this Agreement (including under this Article 7, in Section 2.5.3, in Section 4.6, in Section 5.8.2 and in Section 9.9) and except for claims for Fraud, Buyer hereby irrevocably agrees, on behalf of itself and each other Buyer Indemnitee, to refrain from directly or indirectly asserting, or assisting any other Person’s assertion of, any right, claim or demand or commencing (or causing to be commenced) any Litigation of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Buyer, on behalf of itself and each other Buyer Indemnitee, hereby waives any rights it may have under any Law which provides that a general release does not extend to claims which the releasing Party does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement.

7.6.2      Except to the limited extent set forth in Section 8.2.3, notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall, after the consummation of the transactions contemplated by this Agreement, give rise to any right on the part of Buyer, on the one hand, or Seller, on the other hand, to rescind this Agreement or any of the transactions contemplated hereby.

7.6.3      No Released Party other than Seller shall have any liability, whether based on or in warranty, contract, tort (including negligence or strict liability) or otherwise, for any Liabilities of Seller arising under, in connection with or related to this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby, including any alleged non-disclosure or misrepresentations made by any such Persons.

7.6.4      Except in the case of claims for Fraud, Buyer, on behalf of itself and each other Buyer Indemnitee, acknowledges and agrees that the sole and exclusive source of recovery for the Buyer Indemnitees with respect to a breach or inaccuracy of any representation or warranty of Seller in this Agreement or in any certificate delivered under Section 2.6.2 in excess of the Cap shall be to make a claim against a R&W Policy. Neither Seller nor any of its Affiliates shall have any direct or indirect Liability in connection with a R&W Policy and each insurer providing a R&W Policy shall waive in such policy all claims of subrogation against Seller or any of its Affiliates except in the case of Fraud.

7.6.5      This Section 7.6 shall not affect either Party’s or any Affiliate of either Party’s ability to exercise any rights or remedies available to such Person under any Ancillary Agreement with respect to claims arising under such Ancillary Agreement.

7.7       Setoff Rights. Except as expressly permitted under this Agreement, neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement. The payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

ARTICLE 8

TERMINATION

8.1       Termination. Prior to the Closing, this Agreement may be terminated, and the transactions contemplated hereby abandoned:

8.1.1      by the mutual written agreement of Buyer and Seller;

8.1.2      by written notice delivered by either Buyer or Seller to the other, if the Closing shall not have occurred on or prior to December 31, 2020 (the “End Date”) (other than due to a breach of any representation or warranty hereunder of the Party seeking to terminate this Agreement or as a result of the failure on the part of such Party to comply with or perform any of its covenants, agreements or obligations under this Agreement and other than as a result of any closing condition in favor of the non-terminating Party not being satisfied, which closing condition has been waived by the non-terminating Party); provided, however, that (A) right to terminate this Agreement under this Section 8.1.2 shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing not to have occurred on or before the End Date and (B) Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1.2 during the pendency of any proceeding brought by Seller for specific performance of this Agreement;

8.1.3      by written notice delivered by Buyer to Seller, if (a) there has been a breach by Seller of a representation or warranty of Seller contained in this Agreement or (b) there shall be a breach by Seller of any covenant, agreement or obligation of Seller in this Agreement, and such breach described in clause (a) or (b) would result in the failure of a condition set forth in Section 6.1.1 or Section 6.1.2 that has not been waived by Buyer, or in the case of a breach of any covenant or agreement, is not cured upon the earlier to occur of (i) the 30th day after written notice thereof is given by Buyer to Seller and (ii) the day that is five Business Days prior to the End Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 8.1.3 if Buyer is in breach of its representations, warranties, covenants or agreements contained in this Agreement and such breach would result in the conditions to Closing set forth in Section 6.2.1 or 6.2.2 not being satisfied (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Seller of its representations, warranties, covenants or agreements contained in this Agreement).

8.1.4      by written notice delivered by Seller to Buyer, if

(a)  (i) there has been a breach by Buyer of a representation or warranty of Buyer contained in this Agreement or (ii) there shall be a breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement, and such breach described in clause (i) or clause (ii) would result in the failure of a condition set forth in Section 6.2.1 or Section 6.2.2 and has not been waived by Seller, or in the case of a breach of any covenant or agreement (excluding Section 4.4.5), is not cured upon the earlier to occur of (A) the 30th day after written notice thereof is given by Seller to Buyer and (B) the day that is five Business Days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 8.1.4(a) if Seller is in breach of its representations, warranties, covenants or agreements contained in this Agreement and such breach would result in the conditions to Closing set forth in 6.1.1 or Section 6.1.2 not being satisfied (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement);

(b)  (i) all of the conditions set forth in Section 6.1 have been satisfied and remain satisfied (other than those conditions that (A) by their terms are to be satisfied at the Closing or (B) the failure of which to be satisfied is attributable primarily to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement), (ii) Seller has confirmed by notice to Buyer that all conditions set forth in Section 6.2 have been satisfied or that it is willing to waive any unsatisfied conditions set forth in Section 6.2 and (iii) the transactions contemplated hereunder shall not have been consummated within one Business Day after delivery of such notice, and Seller stood ready, willing and able to consummate the transactions contemplated hereunder during such period;

(c)        subject to the Parties’ rights and obligations under this Agreement, Seller and Buyer have been informed orally or Seller or Buyer shall have been informed in writing by any applicable Competition Authority (or the staff thereof) that this Agreement or the Ancillary Agreements are determined by any applicable Competition Authority (or the staff thereof) to be an inadequate remedy under any Competition Law with respect to the transactions contemplated by the Bison Acquisition Agreement;

(d)        Buyer is not approved as an acceptable purchaser by any applicable Competition Authority or the staff of any applicable Competition Authority informs both Seller and Buyer orally or informs Seller or Buyer in writing that the staff of such

Competition Authority will not recommend approval of Buyer as an acquiror of the Purchased Assets;

(e)        if any applicable Competition Authority (including the staff thereof) informs Seller or Buyer that such Competition Authority (including the staff thereof) will require the transfer to Buyer of any material asset other than those that are Purchased Assets; or

(f)        the Bison Acquisition Agreement shall have been terminated pursuant to its terms.

8.2       Procedure and Effect of Termination.

8.2.1      Notice of Termination. Termination of this Agreement by either Buyer or Seller shall be by delivery of a written notice to the other. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 9.2.

8.2.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Buyer or Seller, this Agreement shall be terminated and have no further effect, and there shall be no liability hereunder on the part of Seller, Buyer or any of their respective Affiliates, except that Section 3.3 (Exclusivity of Representations), Section 5.3 (Publicity), Section 7.6.3 (Nonrecourse), Section 8.2.2 (Effect of Termination), Section 8.2.4 (Withdrawal of Certain Filings) and Article 9 (Miscellaneous) shall survive any termination of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement pursuant to Section 8.1, the Parties shall not enter into any of the Ancillary Agreements or have any obligations thereunder. Nothing in this Section 8.2.2 shall relieve either Party of Liability for Fraud or Willful Breach by either Party of any covenant or agreement of such Party contained herein prior to the termination hereof. “Willful Breach” means a material breach that is a consequence of a deliberate act undertaken, or a deliberate failure to act, which the breaching party actually knew would, or would reasonably be expected or likely to, result in a material breach of this Agreement. In the event of the termination of this Agreement pursuant to Section 8.1.4(f) by Seller, Seller shall reimburse Buyer for its reasonable and documented out-of-pocket cost and expenses incurred in connection with its due diligence investigation and the negotiation of the transactions contemplated by this Agreement promptly following Seller’s receipt of an invoice for and reasonable documentation evidencing such costs and expenses; provided Seller will not be responsible for reimbursing the Buyer more than $500,000 under this Section 8.2.2. Except in the case of Fraud or Willful Breach, in the event that Seller reimburses Buyer for expenses under this Section 8.2.2, such reimbursement shall be Buyer’s and its Affiliates’ sole and exclusive monetary remedy with respect to, and shall be deemed to be liquidated damages for, any and all Losses suffered or incurred by Buyer or its Affiliates in connection with the termination of this Agreement and the transactions contemplated hereby, and neither Buyer nor any of its Affiliates shall be entitled to bring or maintain any Litigation against Seller or any of its Affiliates arising out of or in connection with termination of this Agreement and the transactions contemplated hereby.

8.2.3      Rescission. If at any time, any applicable Competition Authority formally notifies Seller that Buyer is not an acceptable acquiror of the Purchased Assets, then each of Seller and Buyer shall have the right immediately to rescind this Agreement, and the provisions of Section 8.2.2 and Section 8.2.4 shall be applicable as if a termination of this Agreement had occurred and Seller shall return to Buyer any delivered portions of the Purchase Price, and neither Seller nor any of its Affiliates shall have any other Liability to Buyer or otherwise resulting from such termination.

8.2.4      Withdrawal of Certain Filings. If the transactions contemplated by this Agreement are terminated as provided herein, (a) Buyer promptly shall, and shall cause each of its Affiliates and Representatives to, return to Seller or destroy (such destruction to be confirmed in writing between the Parties), all (i) documents, materials and other information (including all Evaluation Material (as defined in the Confidentiality Agreement)) received from Seller, any of its Affiliates or any of Seller’s or its Affiliates’ respective Representatives relating to the transactions contemplated by this Agreement or the Ancillary Agreements, whether so obtained before or after the execution hereof and (ii) documents, memoranda, notes, studies and analyses prepared by Buyer, its Affiliates or their respective Representatives that contain, incorporate or are derived from the documents, materials or other information referred to in the preceding clause (i); (b) all information received by Buyer or its Affiliates or Representatives with respect to the businesses of Seller and its Affiliates (including the Products and the Product Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement; and (c) Buyer and Seller shall, as soon as practicable, but in no event more than 30 days after such termination, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted on behalf of such Party with any Governmental Authority or other Person.

ARTICLE 9

MISCELLANEOUS

9.1       Governing Law, Dispute Resolution, Jurisdiction.

9.1.1      Governing Law. This Agreement shall be governed by and construed, and all Disputes relating to or arising out of this Agreement or the transactions contemplated hereby shall be resolved, in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that would otherwise refer construction or interpretation of this Agreement or the resolution of any Dispute relating to or arising out of this Agreement or the transactions contemplated hereby to the Law of another jurisdiction.

9.1.2    Arbitration. Except as otherwise provided herein (including Section 2.5.3), the parties to any Dispute hereunder shall attempt to resolve such Dispute through good faith negotiations between senior executive officers of such parties (or their respective designees) with the authority to settle such Dispute. A Party shall notify the other Party promptly in writing of any Dispute to be referred to such senior executive officers (or their respective designees) for attempted resolution. If such Dispute cannot be resolved through such negotiations within 30 Business Days following the date on which Notice of such Dispute is delivered, any party to such Dispute wishing to initiate mediation may do so within 30 days thereafter or within such other time period as the parties to the Dispute may agree. Any such mediation shall be conducted in accordance with the Mediation Procedures for Business Disputes of The International Institute for Conflict Prevention and Resolution as in effect on the date of such mediation. If no party to the Dispute issues a notice of mediation within such 30-day (or other agreed upon) period, or if the parties fail to settle such Dispute within 30 days following a notice of mediation, any such party shall have the right to submit the Dispute to resolution by final and binding arbitration. For the avoidance of doubt, except as otherwise expressly provided herein, no Party may seek a binding determination of a Dispute except through arbitration as provided for in this Section 9.1.2. The following provisions shall apply to arbitration proceedings pursuant to this Section 9.1.2:

(i)         The place of arbitration will be New York, New York. The arbitration will be conducted in the English language and all documents filed or otherwise provided as part of the arbitration shall be in the English language.

(ii)        The arbitral proceedings shall be carried out in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitral tribunal shall be composed of (A) a sole arbitrator if the monetary value of the Dispute is $5,000,000 (or its currency equivalent) or less, and (B) three arbitrators if the monetary value of the Dispute is greater than $5,000,000 (or its currency equivalent) or if the relief sought includes any which is not monetary in nature. In the case of a sole arbitrator, the parties to the Dispute shall endeavor to mutually agree upon the identity of such arbitrator within 30 days after the date on which the respondent(s)’ answer is filed in the arbitration. If there are to be three arbitrators, the claimant(s) and respondent(s) shall each nominate one arbitrator within 30 days after the date on which the respondent(s)’ answer is filed and the two arbitrators will endeavor within the following 30 days to agree upon the third arbitrator who shall be the chairman of the arbitral tribunal. If any arbitrator is not nominated pursuant to the two immediately preceding sentences, the ICC shall appoint such arbitrator. Any monetary counterclaim of a party must be included in such party’s answer, failing which, such claim cannot be made or considered by the arbitral tribunal.

(iii)       Each party to a Dispute shall have the right to have recourse to and shall be bound by the Emergency Arbitrator procedure of the ICC in accordance with its Rules for the Emergency Arbitrator.

(iv)       The parties to the Dispute shall submit true copies of all documents considered relevant with their respective statement of claim or defense and any counterclaim or reply. Further, the arbitral tribunal, at its own initiative or upon the request of a party to the Dispute may decide to require the submission of additional specific documents or specific, narrow and well-defined classes of documents that the arbitral tribunal considers relevant to the case and material to the outcome of an issue in the Dispute. In matters of document production, the arbitral tribunal and the parties shall be guided by the 2010 International Bar Association Rules on the Taking of Evidence in International Arbitration, with the intent of the parties to limit document production to what is essential in order to resolve the Dispute. The arbitral tribunal shall not have the power to award, nor shall the arbitral tribunal award, any punitive, indirect, incidental or consequential damages or awards for diminution in value or lost profits (however any such award is denominated). The arbitral tribunal is authorized to take any interim measures as it considers necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award using the procedures specified below. Further, the arbitral tribunal is authorized to make pre- or post-award interest at applicable statutory interest rates during the relevant period.

(v)        The written award of the arbitral tribunal shall be final and binding. Except to the extent set forth in the following sentence, each Party hereby waives irrevocably and unconditionally any right to appeal such arbitration award and its rights to any form of review or recourse to any court or other judicial authority, in each case to the extent such rights may be waived. Notwithstanding anything to the contrary herein, each Party retains the right to seek judicial assistance (A) to compel arbitration; (B) to obtain interim measures of protection pending or during arbitration, including injunctive relief and declarations of specific performance pursuant to Section 9.9 and (C) to enforce any decision of the arbitral tribunal, including the final award. Judgment upon the award rendered by the arbitral tribunal may be entered by any court having jurisdiction thereof.

(vi)       All arbitration costs and fees (including the costs of legal representation and witness expenses) incurred by the prevailing party or parties to a Dispute shall be borne by the party or parties against whom the applicable arbitral award is made. No arbitrator or arbitration panel under this Section 9.1.2 shall award any Losses for which recovery is prohibited under Section 9.10.

(vii)      Each Dispute shall be resolved as quickly as reasonably possible. Any arbitration award must be issued within three months from completion of the hearing, or as soon as possible thereafter.

(viii)     Any Dispute and any negotiations, mediation and arbitration proceedings between the parties thereto regarding such Dispute shall be confidential and shall be subject to Section 5.4.

9.1.3      Jurisdiction; Jury Trial Waiver. Subject to Section 9.9, for proceedings in aid of arbitration and to obtain interim measures of relief prior to, pending or during arbitration in accordance with Section 9.1.2, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan in the City of New York, New York and the United States District Court for the Southern District of New York (the “Chosen Courts”), and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.1.3.

9.1.4      Venue. For proceedings in aid of arbitration and to obtain interim measures of relief prior to, pending or during arbitration in accordance with Section 9.1.2, the Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.1.5      Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement.

9.2       Notices.

9.2.1      Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email of a PDF attachment (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the receiving Party at its address specified in Section 9.2.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least five Business Days prior to such address taking effect in accordance with this Section 9.2. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by email (by email or by delivery of such communication by internationally recognized overnight delivery service that maintains records of delivery). Any Notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter.

9.2.2      Address for Notice.

If to Seller, to:

Elanco General Counsel

2500 Innovation Way

Greenfield, IN 46140

Email: Elancolegal@elanco.com

and a copy (which shall not constitute effective notice) to:

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Email: cdargan@cov.com; mriella@cov.com
Attention: Catherine J. Dargan; Michael J. Riella

If to Buyer, to:

PetIQ, Inc.

923 South Bridgeway Place

Eagle, Idaho 83616

Email: Michael.herrman@petiq.com
Attention: R. Michael Herrman, General Counsel

with a copy (which shall not constitute effective notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Email: ddechiara@winston.com; bgoldstein.com
Attention: Dominick P. DeChiara; Bryan C. Goldstein

9.3       No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Buyer Indemnitees or Seller Indemnitees under Section 5.7.5, Section 5.8.2 and Article 7, and Seller’s Affiliates under Section 9.16, they shall not be construed as conferring any rights on any other Persons.

9.4       Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

9.5       Expenses. Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein. Seller shall reimburse Buyer for 50% of the policy premium, underwriting fees and ticking fees (if any) incurred to obtain the R&W Policy, up to an aggregate of $200,000.

9.6       Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided that (i) Buyer may collaterally assign its rights and benefits hereunder, in whole or in part, to any financing source which assignment will not relieve Buyer of any of its obligations under this Agreement or any Ancillary Agreements and (ii) any Party may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party, which assignment will not relieve such Party of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Agreement or otherwise makes payments from a jurisdiction other than the jurisdiction in which such party is organized (each an “Assignment”), and immediately after such Assignment the amount of Tax required to be withheld on any payment pursuant to this Agreement is greater than the amount of such Tax that would have been required to have been withheld absent such Assignment, then such increased withholding Tax shall be borne by the Party making such Assignment.

9.7       Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the delivery of a written agreement executed by both Parties.

9.8       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

9.9       Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) were not performed in accordance with their specific terms or were otherwise breached for which monetary damages, even if available, would not be an adequate remedy. The Parties acknowledge and agree that (a) each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. Each Party agrees not to assert that (i) a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason and (ii) a remedy of monetary damages would provide an adequate remedy or that the other Party or its Affiliates otherwise has an adequate remedy at law. Each Party hereby waives any requirement that the other Party post a bond or other security as a condition for obtaining any injunction, specific performance or other equitable relief contemplated under this Section 9.9.

9.10     Damages Waiver. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW OR TO THE EXTENT AWARDED TO A THIRD PARTY IN A THIRD PARTY CLAIM, NEITHER BUYER NOR SELLER SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL,

EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, FOR LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE ON THE EXECUTION DATE), IN CONNECTION WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION HEREWITH, OR RELATED HERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

9.11     English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

9.12     Bulk Sales Laws. Buyer hereby waives compliance by Seller with the requirements of any applicable bulk sales or bulk transfer Laws in any jurisdiction that may be applicable to the transactions contemplated by this Agreement.

9.13     Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

9.14     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

9.15     Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

9.16     Buyer Guarantor Guarantee.

9.16.1    In order to induce Seller to enter into this Agreement, the Buyer Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Seller and its Affiliates, the payment in full of all amounts owed by Buyer or any of its Affiliates to Seller or its Affiliates when due and payable, in each case in accordance with the terms of this Agreement or the Ancillary Agreements. Such guarantee shall be as primary obligor and not merely as surety, shall be a guarantee of payment and not of collection and shall be a continuing guarantee and shall remain in full force and effect until the indefeasible payment and satisfaction in full of all amounts payable by Buyer or any of its Affiliates under this Agreement or any Ancillary Agreement, shall be binding upon the Buyer Guarantor and its successors and permitted assigns (provided that Buyer Guarantor may not assign its rights or delegate its obligations under this Section 9.16 without the prior written consent of Seller), and shall inure to the benefit of, and be enforceable by, Seller and its Affiliates and their respective successors and permitted assigns. The Buyer Guarantor hereby waives acceptance, diligence, promptness, presentment, demand of payment or performance, filing of claims with a court in the event of insolvency or bankruptcy of the Buyer, any right to require a proceeding (or other exhaustion of remedies) first against the Buyer or to join the Buyer in any enforcement action or to first resort to any other means of obtaining payment or performance, protest, notice and all demands whatsoever. Notwithstanding anything contained herein to the contrary, the Buyer Guarantor shall be entitled to assert as a defense to any claim for payment of any amount under this Agreement or any Ancillary Agreement any defense that would be available to the Buyer if the claim were asserted directly against the Buyer.

9.16.2    The liability of Buyer Guarantor under this Section 9.16 shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)        any extension, renewal, settlement, compromise, waiver or release in any respect of any obligation of Buyer or its Affiliates, by operation of Law or otherwise, unless and to the extent Seller consents to any such extension, renewal, settlement, compromise, waiver or release;

(b)        any modification or amendment of, or supplement to, this Agreement or any Ancillary Agreement;

(c)        any change in the corporate existence, structure or ownership of Buyer or its Affiliates, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer, its Affiliates or their respective assets, or any resulting release or discharge of any obligation of Buyer or its Affiliates;

(d)        the existence of any claim, set-off or other right which Buyer Guarantor may have at any time against Buyer or its Affiliates; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e)        any invalidity or unenforceability of this Agreement, any Ancillary Agreement or any other document entered into in connection herewith or therewith relating to or against Buyer or its Affiliates for any reason, or any provision of any Law purporting to prohibit the performance by Buyer or its Affiliates of their respective obligations under this Agreement, any Ancillary Agreement or any other document; or

(f)        any other act or omission to act or delay of any kind by Seller, Buyer or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 9.16, constitute a legal or equitable discharge of Buyer Guarantor’s obligations hereunder.

9.16.3    Buyer Guarantor is a corporation duly incorporated, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation. Buyer Guarantor has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated to be consummated by it hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated to be consummated by it hereby have been duly authorized by all necessary corporate actions of Buyer Guarantor. This Agreement has been duly executed and delivered by the Buyer Guarantor, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Section 9.16 constitutes the valid and binding obligation of the Buyer Guarantor, enforceable against the Buyer Guarantor in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ELANCO US, INC.

By:	/s/ Aaron L. Schacht
Name: Aaron L. Schacht
Title: EVP – Innovation, Regulatory & Bus Dev

PETIQ, LLC

By:	/s/ McCord Christensen
Name: McCord Christensen
Title: Chief Executive Officer

By:	/s/ R. Michael Herrman
Name: R. Michael Herrman Title: Secretary

PETIQ, INC., for purposes of Section 9.16 only

By:	/s/ McCord Christensen
Name: McCord Christensen
Title: Chief Executive Officer

By:	/s/ R. Michael Herrman
Name: McCord Christensen Title: General Counsel and Secretary